EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

FOR

THE ACQUISITION OF

THE JUPITERRESEARCH DIVISION

OF

JUPITERMEDIA CORPORATION

BY

JUPITERRESEARCH, LLC

Dated as of March 28, 2006

i

SCHEDULES

Schedule 1.1	Persons with Knowledge
Schedule 1.2	Permitted Liens
Schedule 2.1(a)(ii)	Capital Leases
Schedule 2.1(a)(v)	Assumed Leases
Schedule 2.3(a)(iv)	Assumed Liabilities
Schedule 3.2	Organization
Schedule 3.4	Conflicts or Violations
Schedule 3.5	Customers and Suppliers
Schedule 3.6(a)	Financial Statements
Schedule 3.6(c)	Accounts Payable and Other Accrued Liabilities
Schedule 3.7	Undisclosed Liabilities
Schedule 3.8	Accounts Receivable
Schedule 3.9	Material Adverse Effect
Schedule 3.10(b)	Lease Obligations
Schedule 3.11(a)	Personal Property; Liens
Schedule 3.11(b)	Leased Personal Property
Schedule 3.11(e)	Retained Assets
Schedule 3.12(a)	Legal Requirements
Schedule 3.12(b)	Permits
Schedule 3.12(c)	Retained Permits
Schedule 3.13	Affiliate Agreements
Schedule 3.14(a)	Contracts
Schedule 3.14(c)	Material Breach or Default
Schedule 3.14(d)	Retained Contracts
Schedule 3.15(a)	Scheduled Intellectual Property
Schedule 3.15(b)	Intellectual Property Contracts
Schedule 3.15(c)	Expired, Lapsed or Abandoned Intellectual Property
Schedule 3.15(d)	Exceptions for Trade Secrets
Schedule 3.15(e)	Infringement
Schedule 3.15(f)	Governmental Consents, Filings and Authorizations
Schedule 3.15(k)	Retained Intellectual Property

Schedule 3.16(a)	Software
Schedule 3.16(b)	Restrictions on Software Transferability
Schedule 3.16(c)	Defects and Errors
Schedule 3.16(d)	Bugs and Viruses
Schedule 3.16(e)	Retained Software
Schedule 3.17	Transferred Employees and Labor Relations
Schedule 3.18(b)	Employees 401(k)
Schedule 3.19	Insurance
Schedule 3.20	Litigation
Schedule 3.21	Environmental Matters
Schedule 3.22	Tax Matters
Schedule 3.23	Unaudited Operations
Schedule 3.26	Owned Research Reports
Schedule 4.2	Purchaser Litigation
Schedule 4.3	Purchaser Conflicts or Violations
Schedule 5.3	Scheduled Consents
Schedule 5.8	Benefits to Transferred Employees
Schedule 6.3(d)	Key Employees

EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Transition Services Agreement
Exhibit C	Trademark Assignment Agreement
Exhibit D	Seller’s Opinion of Counsel
Exhibit E	Employment and Non-Compete Agreements

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 28, 2006, by and among Jupitermedia Corporation, a Delaware corporation, internet.com Limited, an entity organized under the laws of England and Wales, and Jupitermedia GmbH, an entity organized under the laws of Germany, on the one hand, and JupiterResearch, LLC, a Delaware limited liability company, on the other hand.

RECITALS

WHEREAS, the Seller Parties operate a business division known as JupiterResearch (the “Division”) which provides research and consulting services regarding the Internet and emerging consumer technologies including but not limited to:

•	subscription-based syndicated research services,

•	custom research and consulting services,

•	Web site review and assessment services, and

•	fee-based speakers (collectively, the “Business”).

WHEREAS, the Purchaser desires to purchase all of the assets and assume certain of the liabilities of the Seller Parties which are used in the operation of the Division; and

WHEREAS, the Seller Parties desire to sell all of the assets and transfer certain of the liabilities of the Division to the Purchaser on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

In addition to the terms defined elsewhere herein, the terms defined in the introductory paragraph and the Recitals to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below when used herein with initial capital letters:

“Accounting Referee” has the meaning set forth in Section 5.9(c).

“Accounts Payable” has the meaning set forth in Section 2.3(a)(i).

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment in respect of goods shipped or products sold or services rendered solely by the Division or solely in the operation of the Business and the full benefit of all security, if any, for such accounts or rights to payment, (b) all other accounts or notes receivable of the Seller Parties arising out of the operation of the Business and the full benefit of all security, if any, for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Affiliate” means “affiliate” as defined in Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the preamble, and shall include all Schedules and Exhibits hereto.

“Arbiter” has the meaning set forth in Section 2.5(c).

“Assets” has the meaning set forth in Section 2.1(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 6.2(c).

“Assumed Contracts” has the meaning set forth in Section 2.1(a)(xiii).

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Balance Sheet” has the meaning set forth in Section 3.6(a).

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that could reasonably be expected to result in any specified consequence.

“Bill of Sale” has the meaning set forth in Section 6.2(c).

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the Commonwealth of Virginia, State of Connecticut or State of New York.

“Cash Escrow Amount” has the meaning set forth in Section 2.4(b).

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Closing Date Cash Payment” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Comscore Agreement” means that certain Service Agreement, dated as of May 1, 2004, by and between Comscore Networks, Inc. and Jupitermedia Corporation.

“Contracts” as of any date means, collectively, all contracts, leases, agreements, commitments, instruments and guaranties that are used by the Division or which are material to the operation of the Business to which any of the Seller Parties is a party as of such date, including, without limitation, those listed or required to be listed on Schedule 3.14(a) and Schedule 3.14(d), all unfilled orders outstanding as of such date for the purchase of goods or services by the Seller Parties as they relate to the Division or which are material to the operation of the Business, and all unfilled orders outstanding as of such date for the sale of goods or services by the Seller Parties as they relate to the Division or which are material to the operation of the Business.

“Costs of Remediation” means all losses, amounts paid in settlement, investigation, removal, remediation, monitoring and reporting costs and expenses, Taxes, claims, Damages, Liabilities, obligations, judgments, settlements and out-of-pocket costs (including, without limitation, costs of investigation or enforcement), expenses and attorneys’ fees including, without limitation, fees for services of attorneys, consultants, contractors, experts, engineers and laboratories, and all other out-of-pocket costs, net of any Tax benefit actually realized, incurred in connection with investigation, characterization, remediation, monitoring, reporting or mitigation, arising out of or related to the presence or Release of any Hazardous Materials existing as of or prior to the Closing Date at, on, or emanating from any of the Owned Real Property, Leased Property or any real property at or to which the Seller Parties, any Subsidiary or predecessor of any of the foregoing disposed, Released, transported, stored, emitted, treated, or arranged to dispose of Hazardous Materials prior to the Closing Date including, without limitation, off-site liability under any Environmental Law arising from or in connection with transportation, treatment, storage, disposal, Release, or arranging for disposal of Hazardous Materials.

“Damages” means any losses, amounts paid in settlement, claims, damages, Liabilities, obligations, judgments, settlements and reasonable out-of-pocket costs (including, without limitation, costs of investigation or enforcement), reasonable expenses and attorneys’ fees (including reasonable fees and expenses of in-house counsel), net of any Tax benefit or insurance proceeds actually realized, but in each case excluding any consequential damages or any special or punitive damages (in each case other than those which are assessed against an Indemnified Party as a result of a third party action asserted as a result of the conduct of an Indemnifying Party, which shall not be excluded).

“Division” has the meaning set forth in the Recitals.

“eMarketer Litigation” means the litigation with eMarketer described on Schedule 3.20.

“Employee Benefit Plan” means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA, and includes any similar plans covered by similar Legal Requirement in the UK, Germany or France.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA and includes any similar plans covered by similar Legal Requirement in the UK, Germany or France.

“Employees” means each individual who, on the applicable date, performs services as an employee of the Division or on behalf of the Business (including such persons who are on an approved leave of absence, vacation, short-term disability or otherwise treated as an active employee of the Seller Parties).

“Environmental Laws” means any Legal Requirement with respect to the protection of the public health, safety or the environment, including, without limitation, with respect to any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, solid waste, or waste water, water, soil, air, pollution, the protection, preservation or restoration of natural resources, plant and animal life or human health or the environment, or waste management, regulation or control. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and the regulations promulgated thereunder, in each case as in effect as of Closing: (i) with respect to the Leased Property situated in the United States of America, (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. § 9601 et seq.); (b) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.); (c) the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.); (d) the Toxic Substances Control Act (15 U.S.C. § 2061 et seq.); (e) the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.); (f) the Clean Air Act and Amendments (42 U.S.C. § 7401 et seq.); (g) the Safe Drinking Water Act (21 U.S.C. § 349; 42 U.S.C. § 201 and § 300 et seq.); (h) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (i) the Occupational, Health and Safety Act (29 U.S.C. § 651 et seq.); (ii) with respect to the Leased Property located in the UK, Germany or France, all EU, national or local statutes, codes or other laws or legislation concerning health and safety or matters related to pollution or protection of the environment and all decisions, rules, regulations, ordinances, orders, notices and directives of the governments, government agencies and court systems of the EU, the UK, Germany or France, and other official bodies having jurisdiction in respect of those matters which (a) have as a purpose or effect the protection or enhancement of the environment and relate to the presence, manufacturing, processing, treatment, keeping, handling, use, possession, supply, receipt, sale, purchase, import, export or transportation of Hazardous Materials or any event, activity, condition or phenomenon which alone or in combination with others is capable of causing harm or damage to property, to human beings or any other living organism; (b) relate to the release, spillage, deposit, escape, discharge, leak or emission of Hazardous Materials; (c) relate to the control of Waste; (d) relate to noise, vibration, radiation or common law or statutory nuisance or any other interference with the enjoyment or use of land; (e) relate to the use of land or the erection, occupation or use of buildings or other natural or man-made structures above or below ground; or (f) relate to human health and safety.

“Environmental Reference Date” has the meaning set forth in Section 3.21(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which has been under common control or treated as a single employer with the Seller under Section 414(b), (c) or (m) of the Code.

“Escrow Agent” means the escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by and among the Escrow Agent, Seller and the Purchaser attached hereto as Exhibit A.

“European Operations” means the Business as operated by Seller through or under the UK Subsidiary, the German Subsidiary and in France through its Employees in France.

“Excluded Representations” has the meaning set forth in Section 7.1(a).

“EU” means the European Union.

“Final Closing Date Balance Sheet” has the meaning set forth in Section 2.5(a).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“GAAP” has the meaning set forth in Section 1.2.

“German Subsidiary” means Jupitermedia GmbH, an entity formed under the laws of Germany.

“Governmental Agency” means (a) any international, foreign (including, without limitation, France, Germany, the UK and the EU), federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

“Hazardous Materials” means each and every element, compound, chemical mixture, pollutant, contaminant, material, waste or other substance which is defined, designated, regulated, determined, classified or identified as of the Closing Date as hazardous, radioactive, harmful or toxic under any Environmental Law, or the Release of which is prohibited or regulated under any Environmental Law, or which to the Seller’s Knowledge could reasonably be expected to cause, whether now or with the passage of time, damage to Persons, property, flora, fauna or the environment. Without limiting the generality of the foregoing, the term shall include any “toxic substance,” “hazardous substance,” “hazardous waste,” or “hazardous material” as defined in any Environmental Law as amended to date, and any explosive or radioactive material, asbestos, asbestos-containing material, waste water, sludge, untreated dye, other effluent, coal ash, polychlorinated biphenyls, special waste, petroleum or any derivative or byproduct thereof, and toxic waste.

“Incisive Agreement” has the meaning set forth in Section 5.4(d).

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) the principal of and premium, if any, in respect of any indebtedness of such Person for money borrowed, (ii) the principal, premium, if any, and interest of such Person with respect to obligations evidenced by bonds, debentures, notes or, except for accrued liabilities arising in the ordinary course of business, other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (other than trade payables which are not overdue or in default), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) but only to the extent of drawings thereunder, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business which are not overdue or in default), (v) every capital lease obligation (determined in accordance with GAAP) of such Person, (vi) all Indebtedness of other Persons secured by a Lien (other than a Permitted Lien) on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (vii) the present value as of the date of determination of every obligation to pay rent or other payment amounts of such Person with respect to any sale-leaseback transaction to which such Person is a party, payable through the stated maturity of such sale-leaseback transaction, and (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person the payment of which, in any case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Information Commissioner” has the meaning set forth in Section 3.28(a).

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property” shall mean all of the following which is owned, used, held for use or licensed by the Seller Parties as licensee or licensor and used by the Division or which is material to the operation of the Business, including, without limitation: trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith (collectively “Marks”); (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula, methodology, processes, technology and databases and all patent applications in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof (collectively “Patents”); (iii) trade secrets, know-how, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof (collectively, “Trade Secrets”), (iv) copyrights in writings, artwork, graphics, photographs, animations, images, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vi)

Internet Web sites, domain names and registrations or applications for registration thereof; (vii) books and records describing or used in connection with any of the foregoing; and (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“IRS” means the Internal Revenue Service of the U.S. Department of the Treasury.

“Kana License” means Software License and Maintenance Agreement, dated as of June 26, 2000, by and between Kana Communications, Inc. and Jupiter Communications, Inc.

“Knowledge”, as applied to the Seller Parties, means the actual knowledge relating to the Business, after reasonable inquiry, of the Persons set forth on Schedule 1.1. “Knowledge” as applied to the Purchaser, means the actual knowledge relating to the Business, after reasonable inquiry, of Samuel G. Rubenstein or Andy Jacobson.

“Leased Property” has the meaning set forth in Section 3.10(b).

“Leases” has the meaning set forth in Section 3.10(b).

“Legal Requirement” means any federal, state, local, municipal, foreign (including, without limitation, France, Germany, the UK and the EU), international, multinational, or other administrative Order, constitution, directive, law, legislation, rule, ordinance, permit, principle of common law, regulation, statute, statutory instrument or treaty or any other similar instrument having the force of law.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

“Lien” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Major Customers” has the meaning set forth in Section 3.5.

“Major Suppliers” has the meaning set forth in Section 3.5.

“Marks” has the meaning set forth in this Section 1.1 in the definition of “Intellectual Property.”

“Material Adverse Effect” means a material adverse change in or effect with respect to the Assets or the business, results of operations, properties or financial condition of the Division or the Business taken as a whole; provided, however, that any such material adverse change or effect occurring as a result of the public announcement (other than a public announcement by the Seller in violation of Section 8.4 hereof) of the transactions contemplated hereby shall not constitute a Material Adverse Effect.

“Net Current Assets” shall mean with respect to the Business (i) the amount of current assets less cash plus billed and unbilled long term accounts receivable, less (ii) current liabilities plus long term deferred revenue, as of December 31, 2005 or the Closing Date, as applicable.

“Objection Notice” has the meaning set forth in Section 2.5(b).

“Offer” has the meaning set forth in Section 5.8(a).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Agency or by any arbitrator.

“Ordinary Course of Business” means an action which is both: (a) consistent with the past practices of the Seller Parties solely in respect of the Division and is taken in the ordinary course of the normal day-to-day operations of the Seller Parties solely in respect of the Division; and (b) similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors, in the ordinary course of the normal day-to-day operations of other Persons that are in a similar line of business as the Division.

“Owned Real Property” has the meaning set forth in Section 3.10(a).

“Organizational Documents” means, in the case of a corporation, its certificate of incorporation or other publicly filed organizational document, and its by-laws or other internal governance document, and, in the case of a limited liability company, its certificate of formation or other publicly filed record of its formation, and its operating agreement or other internal capitalization and governance document, in each case as amended and/or restated to date, and in the case of the UK Subsidiary and the German Subsidiary, the applicable documentation serving the same or similar purposes in the UK and Germany, respectively.

“Patents” has the meaning set forth in this Section 1.1 in the definition of “Intellectual Property.”

“Permit” means any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Legal Requirement.

“Permitted Liens” means, with respect to any asset, (i) covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title (other than a Lien securing any Indebtedness) with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset; (ii) the matters set forth on Schedule 1.2 hereto; (iii) unfiled mechanic’s, materialmen’s and similar liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and which are listed on Schedule 1.2 hereto; (iv) liens securing rental payments under capital lease arrangements and which capital lease arrangements are listed on Schedule 3.11(b) hereto and (v) liens for Taxes not yet due and payable.

“Perpetual Representations” has the meaning set forth in Section 7.1(a).

“Person” means any individual, partnership, corporation, trust, association, limited liability entity, Governmental Agency or any other entity, whether organized under the laws of the United States or any foreign jurisdiction.

“Personal Data” has the meaning given in the Data Protection Act 1988 of the UK.

“Post-Closing Tax Period” has the meaning set forth in Section 5.2(a).

“Pre-Closing Tax Period” has the meaning set forth in Section 5.2(a).

“Property Taxes” has the meaning set forth in Section 5.2(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” shall mean JupiterResearch, LLC.

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.2.

“Purchaser Representations” has the meaning set forth in Section 7.1(b).

“Release” means any spilling, leaking, pumping, releasing, depositing, pouring, emitting, emptying, migrating, discharging, injecting, storing, escaping, leaching, dumping, burying, abandoning, disposing or moving into the environment.

“Research Service” has the meaning set forth in Section 5.10(b).

“Retained Assets” has the meaning set forth in Section 2.1(b).

“Retained Liabilities” has the meaning set forth in Section 2.3(b).

“Scheduled Consent” has the meaning set forth in Section 5.3(a).

“Scheduled Intellectual Property” has the meaning set forth in Section 3.15(a).

“Schedules” means, collectively, the various Schedules referred to in this Agreement delivered separately to the Purchaser on the date of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” means Jupitermedia Corporation, a Delaware corporation.

“Seller Representations” has the meaning set forth in Section 7.1.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Seller Parties” means collectively the Seller, the UK Subsidiary and the German Subsidiary.

“Seller’s Products” has the meaning set forth in Section 5.10(b).

“Software” has the meaning set forth in Section 3.16(a).

“Subsidiary” means “subsidiary” as defined in Rule 405 promulgated under the Securities Act.

“Tax Return” means any report, return, information return, forms, declarations, claims for refund, statements or other information (including any amendments thereto and including any schedule or statement thereto or any additional or supporting materials) required to be supplied to a Governmental Agency or maintained, or required to be supplied or maintained, in connection with Taxes.

“Taxes” means all federal, state, local, foreign (including, without limitation, the EU, France, Germany and the UK) and other taxes, assessments and water and sewer charges and rents, including without limitation, income, gross receipts, capital gains, advance corporation, national insurance contributions, input, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, stamp duty, withholding, Social Security, unemployment, real property, personal property, property gains, registration, capital stock, value added, single business, occupation, workers’ compensation, alternative or add-on minimum, estimated, or other tax, including without limitation any interest, penalties or additions thereto (whether or not imposed on any of the Seller Parties or the Division, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the tax liability or any Person).

“Trade Secrets” has the meaning set forth in this Section 1.1 in the definition of “Intellectual Property.”

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Trademark Assignment Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and any other document executed and delivered by one party to the other person thereto.

“Transferred Employees” has the meaning set forth in Section 5.8.

“UK” means the United Kingdom of Great Britain and Northern Ireland.

“UK Subsidiary” means internet.com Limited, an entity formed under the laws of the England and Wales.

Section 1.2 Accounting Terms and Determinations.

All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall mean generally accepted accounting principles in effect in the United States of America at the time of application thereof, applied on a consistent basis. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a consistent basis.

ARTICLE II

SALE AND PURCHASE

Section 2.1 Agreement to Sell and to Purchase.

(a) Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase from the Seller Parties, free and clear of any Liens other than Permitted Liens, and the Seller Parties shall sell, transfer, assign, convey and deliver to the Purchaser, all of the Seller Parties’ right, title and interest in and to all of the Seller Parties’ assets used solely by the Division or solely in the operation of the Business (the “Assets”), excluding the Retained Assets and including but not limited to the following:

(i) all tangible personal property used solely by the Division or solely in the operation of the Business or as otherwise described in Schedule 3.11(a) and Schedule 3.11(b) but excluding the items listed on Schedule 3.11(e);

(ii) all rights under any capital leases listed on Schedule 2.1(a)(ii), including the right to all security deposits and other amounts and instruments deposited by or on behalf of any of the Seller Parties thereunder;

(iii) all security and other similar deposits, prepayments and prepaid expenses that are not excluded under Section 2.1(b), in any case which are related solely to the Division or solely in the operation of the Business (other than those related to Retained Assets or Retained Liabilities);

(iv) all office supplies in the workspace of each Transferred Employee as of the Closing Date, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind wherever located, and all trade fixtures, computers and related software, and furniture, in each case, which are used solely by the Division or solely in the operation of the Business;

(v) all right, title and interest in, to and under the Leases listed on Schedule 2.1(a)(v), including the right to all security deposits and other amounts and instruments deposited by or on behalf of any of the Seller Parties thereunder;

(vi) all claims, refunds (except for Tax related refunds), credits (except for Tax related credits), causes of action, choses in action, rights of recovery and rights of set-off of any kind related solely to the Division or the Assets, or arising solely out of the operation of the Business, whether choate or inchoate, known or unknown, contingent or non-contingent, including all such claims by (but not against) the Seller Parties listed in Schedule 3.20, but excluding those related solely to Retained Assets or Retained Liabilities;

(vii) all rights to receive and retain mail, payments of receivables and other communications related solely to the Division or solely to the operation of the Business (other than those related solely to Retained Assets or Retained Liabilities);

(viii) the right to bill and receive payment for services performed solely by the Division or solely in relation to the Business but unbilled or unpaid as of the Closing Date;

(ix) all advertising, marketing and promotional materials, and all research reports, collateral, and works in progress relating solely to the Division or solely to the operation of the Business, and all other printed or written materials, whether in hard copy or electronic format, relating solely to the Division or solely to the operation of the Business;

(x) all Permits from any Governmental Agency listed in Schedule 3.12(b) that relate solely to the Division or solely to the operation of the Business and all pending applications therefor or renewals thereof, in each case to the extent transferable to the Purchaser, but excluding Permits listed on Schedule 3.12(c);

(xi) all inventory relating solely to the Division or solely to the operation of the Business;

(xii) all Accounts Receivable;

(xiii) all Contracts listed on Schedule 3.14(a), but excluding Contracts listed in Schedule 3.14(d) (“Assumed Contracts”);

(xiv) all or copies of all data and records related solely to the Division or solely to the operation of the Business, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, trial balance accounts, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and, subject to Legal Requirements, copies of all personnel records;

(xv) any benefits or proceeds arising out of the eMarketer Litigation; and

(xvi) all of the intangible rights and property of the Seller Parties used solely by the Division or solely in the operation of the Business, including the Scheduled Intellectual Property and the Software, in each case used solely in relation to the Division or used solely in the operation of the Business, and all going concern value and goodwill associated with foregoing, the Division, the Assets, or the Business, and all telephone numbers, fax numbers, and other items listed in Schedule 3.15(a), Schedule 3.15(b) and Schedule 3.16(a), but excluding Intellectual Property listed on Schedule 3.15(k) and the Software listed on Schedule 3.16(e).

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless the Purchaser expressly assumes that Liability pursuant to Section 2.3(a).

(b) Retained Assets. The Retained Assets shall remain with the Seller Parties. “Retained Assets” shall mean the following assets of the Seller Parties (regardless of whether such assets are used in the operation of the Business or not):

(i) all of the assets of Seller Parties that do not relate solely to the Division or solely to the operation of the Business, including, without limitation, any assets that are used in the operation of the other businesses of the Seller Parties (including, without limitation, JupiterWeb, JupiterEvents and Jupiterimages) and those items set forth on Schedule 3.11(e), Schedule 3.14(d), Schedule 3.15(k), or Schedule 3.16(e);

(ii) all cash, cash equivalents and short-term investments;

(iii) all minute books, stock records and corporate seals;

(iv) all insurance policies and rights thereunder;

(v) any Contracts that are not Assumed Contracts;

(vi) all personnel records and other records that the Seller Parties are required by law to retain in its possession;

(vii) the Employee Benefit Plans and all rights in connection therewith or assets thereof;

(viii) all rights of the Seller Parties under the Transaction Documents;

(ix) the property and assets otherwise expressly designated in Schedule 3.11(e);

(x) Permits listed on Schedule 3.12(c);

(xi) Tax refunds;

(xii) Intellectual Property listed on Schedule 3.15(k);

(xiii) all of the issued and outstanding capital stock of the UK Subsidiary and the German Subsidiary; and

(xiv) Software listed on Schedule 3.16(e).

Section 2.2 Purchase Price.

The aggregate purchase price (the “Purchase Price”) for the Assets shall be $10,100,000, as adjusted pursuant to Section 2.5 and payable in accordance with Section 2.4 and Section 2.5, and the assumption of the Assumed Liabilities.

Section 2.3 Assumption and Retention of Liabilities.

(a) Assumed Liabilities. On the Closing Date, the Purchaser shall assume and agree to discharge only the following Liabilities of the Seller Parties related to the Division or the operation of the Business (the “Assumed Liabilities”):

(i) any trade accounts payable that remains unpaid at and are not delinquent on the Closing Date, including, without limitation, such trade accounts payable set forth on Schedule 3.6(c) (“Accounts Payable”);

(ii) any Liability arising after the Closing Date under the Assumed Contracts (other than any Liability arising out of or relating to a breach of the Assumed Contracts by any of the Seller Parties that occurred prior to the Closing Date) or any Liability arising out of the operation of the Business or ownership of the Assets after the Closing Date;

(iii) obligations for future performance of all duties or liabilities under the terms of the Assumed Contracts associated with the deferred revenue existing as of the Closing Date;

(iv) any Liability of the Seller Parties described in Schedule 2.3(a)(iv);

(v) any Liability associated with the Transferred Employees arising after the Closing Date; and

(vi) any Liability, cost or expense arising out of or related to the eMarketer Litigation which arises or is incurred after the Closing Date.

(b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Seller Parties. “Retained Liabilities” shall mean every Liability of the Seller Parties other than the Assumed Liabilities, including, but not limited to, the following:

(i) all obligations to refund any amounts collected by the Seller Parties prior to the Closing Date, except as caused by the Purchaser’s failure to perform under any Assumed Contract;

(ii) any Liabilities with respect to any of the Retained Assets;

(iii) any Indebtedness;

(iv) any obligations under any of the Employee Benefit Plans;

(v) any Taxes which arise out of the operation of the Business prior to the Closing Date; provided that Property Taxes shall be paid in the manner set forth in Section 5.2;

(vi) any Liabilities of the Seller Parties under the Transaction Documents;

(vii) any Liabilities of the Seller Parties with respect to any options, warrants or other equity rights granted to any Employee;

(viii) the transaction-related expenses of the Seller Parties;

(ix) any Liability of any of the Seller Parties for any employee claim or grievance arising out of facts or circumstances existing prior to the Closing Date;

(x) any Liability of the Seller Parties under any action, suit, proceeding, dispute or investigation initiated prior to the Closing Date or arising out of any fact or circumstance existing prior to the Closing Date;

(xi) any Liabilities of the Seller Parties for any breach by the Seller Parties of any Assumed Contract which breach occurred prior to the Closing Date;

(xii) (A) Liabilities for costs and expenses of the eMarketer Litigation incurred by the Seller Parties prior to the Closing and (B) any monetary Liabilities arising out of a court judgment in favor of eMarketer solely for eMarketer’s attorney’s fees incurred prior to the Closing and arising primarily out of any bad faith act or misconduct of Seller or its counsel, including, without limitation, discovery abuse or violations of Rule 11; and

(xiii) any Liabilities associated with any Contract listed on Schedule 3.14(d), any Intellectual Property listed on Schedule 3.15(k), any Software listed on Schedule 3.16(e), or any property or assets listed on Schedule 3.11(e).

Section 2.4 Closing Date Payments

(a) Closing Date Cash Payments. At the Closing, the Purchaser shall deliver to the Seller by wire transfer of immediately available funds an aggregate amount (the “Closing Date Cash Payment”) equal to the Purchase Price minus the Cash Escrow Amount.

(b) Payment into Escrow. At the Closing or promptly, but in no event later than 24 hours, after the Closing, the Purchaser shall deliver to the Escrow Agent $500,000 (the “Cash Escrow Amount”) to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

Section 2.5 Net Current Assets Purchase Price Adjustment.

(a) As soon as reasonably practical after the Closing, but in no event more than 90 days after the Closing Date, the Seller shall prepare a final balance sheet for the Assets and

Assumed Liabilities as of the Closing Date (the “Final Closing Date Balance Sheet”) including a computation of the Net Current Assets as of the Closing Date, and the purchase price adjustment to be made in accordance with Section 2.5(e). The Final Closing Date Balance Sheet shall be prepared in accordance with GAAP (absent footnote disclosure) and shall include all detailed schedules associated therewith.

(b) Within 30 days after receipt of the Final Closing Date Balance Sheet, the Purchaser may, by written notice to Seller made in good faith, object to the Final Closing Date Balance Sheet or the calculation of the Net Current Assets as of the Closing Date. If the Purchaser objects in good faith to the Final Closing Date Balance Sheet or the Net Current Assets as of the Closing Date, the Purchaser shall, within such 30-day period, deliver written notice of its objection (the “Objection Notice”) to the Seller: (i) objecting in good faith to the Final Closing Date Balance Sheet and/or the Net Current Assets as of the Closing Date , (ii) setting forth the items being disputed and the reasons therefor and (iii) specifying the Purchaser’s calculation of the Net Current Assets as of the Closing Date and the adjustment to be made in accordance with Section 2.5(e). In connection with the preparation of the Objection Notice, the Seller shall grant the Purchaser’s accountants and other representatives reasonable access to all of the books and records of the Assets and the Business. If the Purchaser fails to deliver timely notice of its objection to the Final Closing Date Balance Sheet or the Net Current Assets as of the Closing Date within such 30-day period, then the determination of the Net Current Assets as of the Closing Date shall be conclusive and binding upon the Purchaser and the Seller.

(c) For 30 days after delivery of any Objection Notice, the Purchaser and the Seller shall attempt to resolve all disputes between them regarding the Net Current Assets as of the Closing Date. If the Purchaser and the Seller cannot resolve all such disputes within such 30-day period, the matters in dispute shall be determined by a nationally recognized independent public accounting firm as the parties may mutually agree (the “Arbiter”). Promptly, but not later than 30 days after the acceptance of its appointment, the Arbiter shall determine (based solely on presentations by the Seller and the Purchaser to the Arbiter and not by independent review) only those items in dispute and shall render a report as to its resolution of such items and the resulting calculation of the Net Current Assets as of the Closing Date. For purposes of the Arbiter’s determination, the amounts to be included shall be the appropriate amounts from the Final Closing Date Balance Sheet as to items that are not in dispute, and the amounts determined by the Arbiter as to items that are submitted for resolution by the Arbiter. In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party in the Final Closing Date Balance Sheet or Objection Notice or less than the lowest value for such item claimed by either party in the Final Closing Date Balance Sheet or Objection Notice. The Purchaser and the Seller shall cooperate with the Arbiter in making its determination and such determination shall be conclusive and binding upon the Purchaser and the Seller.

(d) The Purchaser and the Seller shall each bear one-half of the fees and expenses of the Arbiter.

(e) If the Net Current Assets as of the Closing Date are determined as set forth in this Section 2.5:

(i) to be a larger negative amount than ($935,907), Seller shall pay Purchaser the difference within 15 days of such determination, payable first out of the Cash Escrow Amount and then directly by Seller; by way of example, but without limiting the generality of the foregoing, if the Net Current Assets as of the Closing Date are determined to be ($1,035,907), Seller shall pay Purchaser an amount equal to $100,000 out of the Cash Escrow Amount;

(ii) to be a smaller negative amount than ($935,907) or a positive amount, Purchaser shall pay to Seller the difference within 15 days of such determination; by way of example, but without limiting the generality of the foregoing, if the Net Current Assets as of the Closing Date are determined to be ($835,907), Purchaser shall pay Seller an amount equal to $100,000.

Any payment made pursuant to this Section 2.5(e) shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes. Any payment due by Seller to Purchaser under this Section 2.5 shall be paid first out of the Cash Escrow Amount in the manner set forth in and subject to the provisions of the Escrow Agreement and, after such time as the Cash Escrow Amount is reduced to zero, the Purchaser shall be entitled to recoup all remaining amounts owed by the Seller pursuant to this Section 2.5(e) directly from the Seller. Any good faith claim for a purchase price adjustment made by Purchaser pursuant to the Objection Notice shall be treated as a claim against the Cash Escrow Amount and the amount of the purchase price adjustment shall remain in escrow and subject to the terms of the Escrow Agreement until such claim has been resolved in accordance with the terms of this Section 2.5.

(f) Nothing in this Section 2.5 or in the statements, reports or documents contemplated hereby shall affect the parties’ rights and obligations in respect of a breach or alleged breach of any representation or warranty herein.

Section 2.6 Post-Closing Covenants Regarding Transition Services and Non-Transferable Contracts, Assets, Intellectual Property and Software.

(a) At the Closing, the Seller Parties and the Purchaser will enter into the Transition Services Agreement attached hereto as Exhibit B pursuant to which the Seller Parties shall continue to provide infrastructure, human resources, information technology, accounting and other transitional support services to the Purchaser to support the operation of the Business post-Closing.

(b) To the extent that the assignment hereunder by the Seller Parties to the Purchaser of any Assumed Contract is not permitted or is not permitted without the consent of any other party to such Assumed Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract. Without limiting the obligations of the Seller Parties pursuant to Section 5.3 of this Agreement, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, the Seller Parties shall cooperate with the Purchaser following the Closing Date in any commercially reasonable arrangement permitted by applicable Legal Requirements designed to provide the Purchaser with the comparable rights and benefits (subject to the obligations and liabilities) to those under any such Assumed Contract, at no additional cost to Purchaser; provided, however, that neither the Seller nor the Purchaser shall be required to make any payments to secure such rights or benefits for the Purchaser except as required by the terms of such Assumed Contract; provided, further, that the Purchaser performs or discharges, or cooperates with the Seller Parties in any commercially reasonable arrangement by applicable Legal Requirements designed to permit the Seller Parties to perform or discharge, any of the duties, obligations or liabilities of the Seller Parties required under such Assumed Contract.

(c) The Seller Parties shall cooperate with the Purchaser following the Closing Date in any commercially reasonable arrangement permitted by applicable Legal Requirements designed to provide the Purchaser with the comparable rights and benefits (subject to the obligations and liabilities) to those under the Kana License, at no additional cost to Purchaser; provided, however, that neither the Seller nor the Purchaser shall be required to make any payments to secure such rights or benefits for the Purchaser except as required by the terms of the Kana License; provided, further, that the Purchaser performs or discharges, or cooperates with the Seller Parties in any commercially reasonable arrangement by applicable Legal Requirements designed to permit the Seller Parties to perform or discharge, any of the duties, obligations or liabilities of the Seller Parties required under the Kana License.

(d) At the Closing, the Purchaser and the Seller Parties shall enter into a Trademark Assignment Agreement attached hereto as Exhibit C pursuant to which the Seller Parties shall assign the Marks to the Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties jointly represent and warrant to the Purchaser as follows:

Section 3.1 Authority.

The Seller Parties have all requisite power and authority to execute and deliver the Transaction Documents, and the execution and delivery by the Seller Parties of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Seller Parties, and do not require the consent or approval of any third party. This Agreement constitutes, and the other Transaction Documents when executed and delivered by the parties thereto will constitute, the legal, valid and binding obligations of the Seller Parties enforceable against them in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the enforceability of specific remedies.

Section 3.2 Organization of the Seller Parties.

The Seller is a corporation validly existing and in good standing under the laws of the State of Delaware, the UK Subsidiary is an entity validly existing and in good standing under the laws of the UK, England and Wales, and the German Subsidiary is an entity validly existing and in good standing under the laws of Germany. The Seller Parties are duly qualified to do business and are in good standing in the states, foreign countries and other jurisdictions set forth on Schedule 3.2, such states and jurisdictions being each jurisdiction in which the ownership of the Assets or the conduct of the Business by the Division requires such qualification, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Seller Parties have the requisite power and authority to own the Assets and to conduct the Business as currently conducted.

Section 3.3 Books and Records of the Seller Parties.

The books of account, minute books, stock record books, and other records of the Division, all of which have been made available to the Purchaser, are complete and correct, accurately reflect in reasonable detail the transactions to which the Division is a party or by which its properties are bound in accordance with GAAP and have been maintained in accordance with sound business practices.

Section 3.4 No Conflict or Violation; Consents.

Except as set forth on Schedule 3.4, neither the execution and delivery of any Transaction Document by the Seller Parties nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of the Seller Parties, or (ii) any resolution adopted by the board of directors (or the equivalent) or the equity holders of the Seller Parties;

(b) contravene, conflict with, or result in a violation of, or give any Governmental Agency or other Person the right to challenge any of the transactions contemplated hereby or by any other Transaction Document or to exercise any remedy or obtain any relief under, any Legal Requirement to which the Seller Parties, or any of the Assets, may be subject;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Agency the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit listed on Schedule 3.12(b);

(d) cause any of the Assets to be reassessed or revalued by any taxing authority or other Governmental Agency;

(e) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract or Lease (provided such Contract or Lease has a value greater than $5,000 per annum) that is to be transferred to Purchaser as an Asset or the benefit of which Purchaser will receive under the Sublease or Transition Services Agreement;

(f) result in the imposition or creation of any Lien (other than a Permitted Lien) upon or with respect to any of the Assets; or

(g) except for filings under the Securities Act, the Securities Exchange Act and any applicable state securities laws (and in the instance of each such act or law, the rules and regulations promulgated thereunder), require the consent, approval, or authorization of, or registration or filing with, any Governmental Agency or any other Person on behalf of the Seller Parties; provided, however, that no representation or warranty is made hereby by the Seller Parties with respect to the effect of antitrust laws or regulations.

Section 3.5 Customers and Suppliers.

Schedule 3.5 lists the 10 largest customers and the 10 largest suppliers (measured by dollar volume) of the Division during the last fiscal year (“Major Customers” and “Major Suppliers,” respectively) and the amount of business by dollar amount done with each Major Customer and Major Supplier in such year. As of the date of this Agreement, except as set forth on Schedule 3.5, (a) none of the Seller Parties are engaged in a material dispute with any customer or supplier, (b) there has been no material adverse change in the business relationship of the Seller Parties with any Major Customer or Major Supplier since December 31, 2005, and (d) no Major Customer or Major Supplier has threatened in writing any material modification or change in the business relationship with the Seller Parties.

Section 3.6 Financial Performance, Accounts Payable, Assets.

(a) The unaudited balance sheet of the Division at December 31, 2005, including all detailed associated schedules thereto (the “Balance Sheet”), and the unaudited consolidated income statement for the Division for the twelve months then ended, both of which are attached hereto as Schedule 3.6(a) (collectively, the “Financial Statements”), (i) were prepared in accordance with GAAP, except for the omission of notes to the Financial Statements, (ii) present fairly the financial condition and the results of operations of the Division as of the dates and for the periods indicated thereon, (iii) are complete, correct and accordance with the books of account and records of the Seller, (iv) can be properly reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Seller for income tax purposes, and (v) reflect accurately all costs and expenses of the Division as if the Division were independent and not affiliated with any other corporation or business other than costs or expenses for accounting, hosting, legal, human resources, insurance, corporate overhead and office IT support services.

(b) The Division achieved revenue of at least $10.7 million in fiscal year 2005. No material change has occurred in the Division, Business, Assets or to the Knowledge of the Seller, the prospects of the Business, since December 31, 2005.

(c) Schedule 3.6(c) contains a complete list of the Accounts Payable and other accrued liabilities of the Division as of December 31, 2005. None of the Accounts Payable is more than 30 days past due, except as shown on Schedule 3.6(c).

Section 3.7 Undisclosed Liabilities.

The Division has no material Liabilities, and the Seller Parties have no Liabilities which would materially affect the Division or the operation of the Business, except for Liabilities: (a) reflected on the Balance Sheet or listed on Schedule 3.6(c) or Schedule 3.7 or, (b) relating to performance of obligations under Leases, Contracts and Permitted Liens in accordance with the terms and conditions thereof.

Section 3.8 Accounts Receivable.

All Accounts Receivable existing as of December 31, 2005 are reflected on Schedule 3.8 along with the aging of each receivable and the amount of reserve, if any, reflected on the Seller’s financial statements with respect to such receivable. All of the Accounts Receivable represent or will represent valid obligations arising from sales actually made or services actually performed by the Seller Parties in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on Schedule 3.8 (which reserves are adequate and calculated consistent with past practice and as reflected on the Seller’s financial statements). Subject to such reserves, to the Seller’s Knowledge, each of such Accounts Receivable are collectable in full, without any setoff. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of the Seller, under any Assumed Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

Section 3.9 Material Adverse Effect.

Other than changes resulting from general economic conditions or as described on Schedule 3.9, since December 31, 2005 there has not been any Material Adverse Effect, nor to the Seller’s Knowledge have any events occurred nor do any circumstances exist which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.10 Real Property.

(a) The Seller Parties do not own any Owned Real Property used solely in respect of the Division in the operation of the Business (“Owned Real Property”).

(b) Schedule 3.10(b) contains a list of all leases and subleases, together with any amendments and supplements thereto and any subordination, nondisturbance and attornment agreements and guarantees (the “Leases”), with respect to all real property leased by the Seller Parties where any Transferred Employee is located (the “Leased Property”). Each Lease is in full force and effect, the Seller Parties have performed all material obligations required to be performed by it to date under each of the Leases and the Seller Parties are not in material default under any of the Leases (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default). The Seller Parties have not given notice to any of the landlords under the Leases alleging any defaults. No amount due under the Leases by the Seller Parties remains unpaid, and to the Seller’s Knowledge no material controversy, claim, dispute or disagreement exists between the parties to any of the Leases. The Seller has delivered to the Purchaser a copy of each Lease, and all amendments thereto, listed in Schedule 3.10(b), except to the extent otherwise noted therein.

(c) The covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations,

limitations or other impediments affecting the Leased Property do not and will not, with respect to each Leased Property, materially impair the Seller’s or Purchaser’s ability to use any such Leased Property in the operation of the Business as presently conducted.

(d) All brokerage commissions and other compensation and fees payable by reason of the Leases have been paid in full or are reflected in the Balance Sheet except for such commissions and other compensation related to options or extensions in the Leases which are not yet exercised.

(e) To the Seller’s Knowledge, all buildings, structures, improvements and fixtures leased for use by the Division or in the operation of the Business at the Leased Property conform in all material respects to all applicable codes and rules adopted by national and local associations and boards of insurance underwriters; and all such buildings, structures, improvements and fixtures are in good operating condition and repair.

(f) The Seller Parties have not received notice of any outstanding requirements or recommendations by any insurance company which has issued to the Seller a policy covering the Leased Property, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on such property.

(g) To the Seller’s Knowledge, all public utilities required for the operation of the Leased Property and necessary for the conduct of the Business are installed and operating, and all installation and connection charges, to the Seller’s Knowledge, are paid in full.

(h) Except as set forth in Schedule 3.10(b) or as contemplated by the Transition Services Agreement, the Leased Property set forth on Schedule 2.1(a)(v), are not subject to any lease, sublease, license or other agreement granting to any Person (other than Purchaser) any right to the use, occupancy or enjoyment of such property or any portion thereof.

(i) To the Seller’s Knowledge, the plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems for which the Seller Parties are responsible under the Leases in the buildings or improvements are in good working order and condition, and the roof, basement and foundation walls of such buildings and improvements for which the Seller Parties are responsible under said Leases are in good condition and free of leaks and other material defects. All such mechanical and structural systems and such roofs, basement and foundation walls for which others are responsible under said Leases are, to the Seller’s Knowledge, in good working order and condition and free of leaks and other material defects. The plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems of the buildings and improvements located on the Leased Property are in good working order and condition, and the roof, basement and foundation walls of such buildings and improvements located on the Leased Property are in good condition and free of leaks and other material defects.

Section 3.11 Assets, Condition and Compliance of Property.

(a) Schedule 3.11(a) contains a list of owned computers, information technology, hardware, owned software, facsimile machines, copier machines and other material personal property that is used solely by the Division or solely in the operation of the Business. As of such date, the Seller Parties owned outright and had good and marketable title to all of the Assets subject to no Lien except Permitted Liens and except as set forth on Schedule 3.11(a).

(b) Schedule 3.11(b) sets forth the name, parties and date of all personal property leases for any personal property used solely by the Division or solely in the operation of the Business. Except as set forth in Schedule 3.11(b), the Seller Parties hold good leaseholds in all of such personal property used solely by the Division in the operation of the Business, in each case under valid and enforceable leases. Except as set forth on Schedule 3.11(b), each personal property lease is assignable to the Purchaser. The Seller Parties are not, and have not received notice that any other party to any such personal property lease is, in material breach of or default under any lease of any item of personal property listed on Schedule 3.11(b) (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default).

(c) The Assets and the items set forth on Schedule 3.11(e), Schedule 3.14(d), Schedule 3.15(k), and Schedule 3.16(e) are, in the aggregate, adequate to conduct the Business and the operations of the Division in substantially the manner as currently conducted by the Seller Parties. The Assets (i) are suitable for the purposes for which they are currently used, (ii) have been maintained in accordance with the Seller Parties’ historical practices, and (iii) are in good condition, ordinary wear and tear excepted.

(d) As of the Closing, the Purchaser will have good title to, or a valid right or leasehold interest in, the Assets, free and clear of all Liens, except for Permitted Liens.

(e) Schedule 3.11(e) lists all of those material assets and personal property leases for material assets used by the Division or in the operation of the Business which will not be transferred to the Purchaser because they relate to the Seller’s business as a whole.

Section 3.12 Compliance with Legal Requirements.

(a) Except as set forth on Schedule 3.12(a), with respect to the Division or the operation of the Business, the Seller Parties have complied with, has not received any notice of violation of, and has no Knowledge of any Basis which with or without notice could reasonably be expected to constitute a violation of, any material Legal Requirements. Except as set forth on Schedule 3.12(a), with respect to the Division or the operation of the Business, the Seller Parties have not received any notice or other communication (whether oral or written) from any Governmental Agency or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of the Seller Parties to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, nor is there any Basis for any such notice or other communication.

(b) Schedule 3.12(b) sets forth a list of each Permit that is necessary or appropriate for the Business or operations of the Division as currently conducted, including the issuing Governmental Agency, the expiration date, and the permit number. All Permits included on Schedule 3.12(b), except as noted therein, are in full force and effect and no proceeding is pending or, to the Seller’s Knowledge, threatened, to revoke or limit any such Permit, nor is there a Basis for any such revocation. Except as set forth in Schedule 3.12(b):

(i) the Seller Parties are, and at all times have been, in full compliance with all of the terms and requirements of each Permit listed in Schedule 3.12(b);

(ii) the Seller Parties have not received any notice or other communication (whether oral or written) from any Governmental Agency or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Permit listed in Schedule 3.12(b), or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit listed in Schedule 3.12(b), nor is there any Basis for such notice or other communication; and

(iii) all applications required to have been filed for the renewal of the Permits listed in Schedule 3.12(b) have been duly filed on a timely basis with the appropriate Governmental Agencies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Agencies.

(c) Schedule 3.12(c) lists all of those Permits which are used by the Division or in the operation of the Business which will not be transferred to the Purchaser because they relate to and are material to the Seller’s business as a whole.

Section 3.13 Affiliate Agreements and Liabilities.

(a) Except as set forth on Schedule 3.13, there are no written or oral Contracts between any of the Seller Parties and any, officer, director or employee of any of the Seller Parties, or Affiliate thereof relating solely to the Division, the Assets or the operation of the Business, including, without limitation, any such Contracts relating to the provision of any services by the Seller Parties to any such Person, or by any such Person to the Seller Parties.

(b) Except as set forth on Schedule 3.13, since December 31, 2005, there have been no transactions, agreements, arrangements or indebtedness between any of the Seller Parties and (y) any director, officer, employee or Affiliate of any of the Seller Parties or (z) any member of the immediate family of any individual described in clause (y) of this sentence, in any case which are related to the Division or the operation of the Business.

Section 3.14 Contracts.

(a) Schedule 3.14(a) hereto lists all of the Contracts, commitments, arrangements and understandings which relate solely to the Assets, or the properties, conduct, operations or financial condition of the Division or solely to the operation of the Business, and sets forth for each the commencement date, the termination date, and the total contracted dollar amount.

(b) Except as set forth on Schedule 3.14(a) or Schedule 3.14(d) (and for Leases, Permitted Liens and the Transaction Documents), the Seller Parties are not a party to or bound by any of the following relating solely to or which are material to the Division, the operation of the Business or any of the Assets:

(i) mortgage, indenture, note, or installment obligation, or other instrument for or relating to Indebtedness;

(ii) guaranty of any obligation for borrowings or performance, or guaranty or warranty of products or services, excluding endorsements or guaranties of instruments made in the ordinary course of business in connection with the deposit of items for collection, and statutory warranties;

(iii) agreement or arrangement for the sale or lease of any of its assets other than in the usual, regular and ordinary course of business;

(iv) agreement or other arrangement for the purchase of any real estate, machinery, equipment, or other capital assets;

(v) Contract for the future purchase of materials, supplies, services, merchandise, or equipment parts;

(vi) Contract pursuant to which it is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets, interests or stock of other companies;

(vii) distribution, dealership, representative, broker, sales agency, advertising or consulting Contract, except for any such Contract that is terminable at will, or by giving notice of 30 days or less, without liability;

(viii) lease or other agreement for the use of real or personal property;

(ix) agreement imposing non-competition or exclusive dealing obligations on it;

(x) agreement providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(xi) license or royalty agreement with obligations payable by or to any of the Seller Parties;

(xii) Contract or agreement for the employment of any stockholder, director, officer, consultant or key employee not terminable without penalty or Liability arising from such termination or any severance or change-in-control contract or arrangement;

(xiii) Contract relating to cleanup, abatement or other actions in connection with environmental liabilities; or

(xiv) Contract which involves future payment by or to any of the Seller Parties or is otherwise material to the extent relating to the conduct of the Business.

(c) Each Contract is valid, binding and enforceable against the Seller or the Seller Parties, and to the Seller’s Knowledge the other parties thereto in accordance with its terms, and is in full force and effect. The Seller Parties have performed all material obligations required to be performed by them to date under each of the Contracts. Except as set forth in Schedule 3.14(c), neither the Seller Parties nor, to the Seller’s Knowledge, any other party thereto is in material breach of or default under any Contract to which any of the Seller Parties is a party or by which it is bound or to which the Assets are subject (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default). The Seller has delivered to the Purchaser or made available to the Purchaser a copy of each Contract or other written evidence of the obligations, and all amendments thereto, listed or required to be listed in Schedule 3.14(c), except to the extent otherwise noted thereon.

(d) Schedule 3.14(d) lists all Contracts which are material to the Division or the operation of the Business, but which will not be assigned to the Purchaser hereunder because they relate to the Seller’s business and operations generally.

Section 3.15 Intellectual Property.

(a) Schedule 3.15(a) contains a list of all material Intellectual Property which the Seller or any Seller Party owns and uses solely for the benefit of the Division or which the Seller Parties have used solely in connection with, or which relate solely to the operations of, the Business (“Scheduled Intellectual Property”), setting forth the jurisdictions in which the Scheduled Intellectual Property has been registered (if applicable) or in which a Patent has been issued or in which an application for such registration or Patent has been filed, the owner of record and any material licenses, sublicenses and other agreements in which the Seller grants a license to any Person to use the Intellectual Property. Except as set forth on Schedule 3.15(a) the Seller is the owner of all right, title, and interest in the Scheduled Intellectual Property, free and clear of all Liens (other than Permitted Liens) and other adverse claims, and has the right to use without payment to a third party all of the Scheduled Intellectual Property.

(b) Schedule 3.15(b) contains a complete and accurate list and summary description, including any royalties paid or received by the Seller Parties, of all Contracts relating to the Scheduled Intellectual Property to which any of the Seller Parties is a party or by which any of the Seller Parties are bound, and which are used solely by the Division or which are material to the operation of the Business (except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which any of the Seller Parties is the licensee). There are no outstanding and, to the Seller’s Knowledge, no threatened material disputes or disagreements with respect to any such agreement.

(c) The Scheduled Intellectual Property is valid, subsisting, unexpired, in proper form and, to the Seller’s Knowledge, enforceable and all renewal fees and other maintenance fees which have fallen due on or prior to the Closing Date have been paid. The grants, registrations and applications for the Scheduled Intellectual Property have not lapsed, expired or been abandoned and other than as set forth on Schedule 3.15(c) no application or registration thereof is the subject of any legal or governmental proceeding before any governmental, registration or other authority in any jurisdiction. Substantially all research reports owned by any of the Seller Parties have been registered with the U.S. Copyright Office, and applications for registration for substantially all research reports produced since July 2002 were filed with the U.S. Copyright Office. It is Seller’s policy for all products and materials containing a Mark to bear the proper notice where permitted by law and since July 2002 Seller has used commercially reasonable efforts to comply with such policy. It is Seller’s policy that all copyrighted material distributed by Seller in connection with the operation of the Business be marked with the proper copyright notices and since July 2002 Seller has used commercially reasonable efforts to comply with such policy.

(d) Trade Secrets

(i) Except as set forth on Schedule 3.15(d), the Seller Parties have taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets which relate to the Division or the operation of the Business.

(ii) The Seller Parties have an absolute (but not necessarily exclusive) right to use such Trade Secrets. To the Seller’s Knowledge, its Trade Secrets are not part of the public knowledge or literature and have not been used, divulged, or appropriated either for the benefit of any Person (other than the Seller) or to the detriment of the Seller Parties. Such Trade Secrets are not subject to any adverse claim and, to the Seller’s Knowledge, have not been challenged or threatened in any way.

(e) To the Seller’s Knowledge, except as set forth on Schedule 3.15(e), (i) there are no conflicts with or infringements of any Scheduled Intellectual Property by any third party, (ii) no Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding, (iii) since July, 2002 no Mark has been, or is now involved in any opposition, invalidation or cancellation and no such action is threatened with respect to any of the Marks, and (iv) the conduct of the Seller Parties of the Business as currently conducted does not conflict with or infringe in any way with any proprietary right of any third party, which conflict or infringement could not reasonably be expected to have a Material Adverse Effect. There is no claim, suit, action or proceeding pending or, to the Seller’s Knowledge, threatened against any of the Seller Parties (i) alleging any such conflict or infringement with any third party’s proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the Scheduled Intellectual Property except where such claim could not reasonably be expected to have a Material Adverse Effect. The Seller owns the copyright or has the right to use all research, research reports, and other copyrightable material produced solely by or for the Division or otherwise related solely to the Business and no such material infringes on the copyright of any third party.

(f) Except as set forth on Schedule 3.15(f), all consents, filings and authorizations by or with Governmental Agencies or third parties necessary, if any, with respect to the consummation of the transactions contemplated hereby as they may affect the Scheduled Intellectual Property have been obtained.

(g) The Seller Parties have not entered into any material consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any person relating to the Scheduled Intellectual Property other than as may be contained in the license agreements listed in Schedule 3.15(b). Except as set forth in Schedule 3.15(b), the Seller Parties are not under any obligation to pay royalties or similar payments in connection with any license of Scheduled Intellectual Property to any of its Affiliates.

(h) Except as set forth on Schedule 3.15(b), the Seller Parties are not, nor will they be as a result of the execution and delivery of this Agreement or any other Transaction Document or the performance of its obligations hereunder or thereunder, in breach of any license, sublicense or other agreement relating to the Scheduled Intellectual Property. The validity and enforceability of the Scheduled Intellectual Property and the registration thereof has not been impugned or otherwise affected adversely as a result of the consummation of the transactions contemplated by the Transaction Documents.

(i) To the Seller’s Knowledge, no former or present employees, officers or directors of any of the Seller Parties hold any right, title or interest directly or indirectly, in whole or in part, in or to any Scheduled Intellectual Property.

(j) The Scheduled Intellectual Property and the licenses granted by the Seller in connection herewith are sufficient for the Purchaser to carry on the Business as presently conducted by the Seller.

(k) Schedule 3.15(k) lists all Intellectual Property of the Seller Parties which is material to the Division or the operation of the Business, but which will not be transferred to the Purchaser hereunder as it relates to the Seller’s Business as a whole.

Section 3.16 Software.

(a) The current software applications used by the Division or which are material to the operation of the Business, other than “shrink-wrap” or off-the-shelf software available at retail, are set forth and described on Schedule 3.16 hereto (the “Software”). To the extent the Software has been designed or developed by the Seller’s management information or development staff or by consultants on the Seller’s behalf, are, to Seller’s Knowledge, original and are protected by the copyright laws of the United States (although not necessarily registered with the U.S. Copyright Office), Seller has complete rights to and ownership of such Software. To Seller’s Knowledge, no part of any such Software or the use thereof in accordance with the Seller’s business practices infringes upon the rights of any other person or entity, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets and rights of privacy or publicity or to the Seller’s Knowledge patents. The Seller has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered the Software other than relating to licenses from third-party software licensors in the Ordinary Course of Business. The Seller has not granted any rights, including escrow rights, to the source code of any Software.

(b) Except as set forth on Schedule 3.16(b), all software used by the Division or for the benefit of the Business, to the extent it is licensed from any third-party licensor or constitutes “off-the shelf” software, is held by the Seller Parties legitimately and is fully paid up and freely transferable without any third party consent. All of the computer hardware to be transferred to the Purchaser hereunder has only software that is subject to a fully paid license installed therein, except for non-commercial software installed by non-IT employees against the Seller’s policies.

(c) Except as set forth on Schedule 3.16(c), the Software is free from any significant software defect or programming or documentation errors that would impede the operation of the Software, and operates and runs in a reasonable and efficient business manner, conforming to the specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source code.

(d) The Seller has not knowingly altered the data, or any Software or supporting software which may in turn damage the integrity of the data, stored in electronic, optical or magnetic form. Except as set forth on Schedule 3.16(d) hereto, the Seller has no Knowledge of the existence of any bugs or viruses in the Software.

(e) Schedule 3.16(e) contains a list of Software which cannot or will not be transferred to the Purchaser because it relates to the Seller’s operations generally.

Section 3.17 Employees; Labor Relations.

(a) Schedule 3.17 sets forth a list of all Employees employed by the Division or material to the operation of the Business, indicates which Employees will be transferred to the Purchaser, and, with respect to such Employees to be transferred to the Purchaser, discloses the positions held by such persons with the Seller Parties, their current rates of pay, commissions and latest annual bonus, their current accrued vacation and their hire dates. The Seller is not aware of any dispute with any Employee, and has no reason to believe that any Employee will not continue to work for the Business after the Closing.

(b) Except as set forth on Schedule 3.17, none of the Seller Parties is a party to any collective bargaining agreement covering Employees, there are no controversies or unfair labor practice proceedings pending or, to the Seller’s Knowledge, threatened between any of the Seller Parties and any of its current or former Employees or any labor or other collective bargaining unit representing any current or former Employee of any of the Seller Parties that could reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage or otherwise have a Material Adverse Effect. To the Seller’s Knowledge, except as set forth on Schedule 3.17, no organizational effort is presently being made or, to the Seller’s Knowledge, threatened by or on behalf of any labor union.

Section 3.18 Employees; Employee Benefits.

(a) The Seller has made available to Purchaser copies of all documents (including the most recent plan document incorporating all plan amendments, the most recent summary plan description, the most recent IRS determination letter if applicable, and any related trust agreements or insurance policies) embodying the Employee Benefit Plans. Each of the Employee Benefit Plans is in material compliance with applicable provisions of ERISA and the

Code, and other applicable law and neither the Seller nor any of its ERISA Affiliates has any liability or other obligation under Title IV of ERISA or IRC code Section 412.

(b) Schedule 3.18(b) sets forth whether each Transferred Employee participates in any 401(k)or similar Employee Benefit Plan maintained by the Seller.

Section 3.19 Insurance.

Schedule 3.19 sets forth a list of all insurance policies and all material fidelity bonds or other insurance service contracts (the “Insurance Policies”) providing coverage for the Assets, the type and amount of coverage, and the expiration dates of the Insurance Policies. There is no claim by any of the Seller Parties pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all Insurance Policies have been paid, and the Seller Parties have otherwise complied in all material respects with the terms and conditions of all the Insurance Policies. The Seller Parties have not received notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any Insurance Policy or a material increase in any premium in connection therewith, or (ii) informing any of the Seller Parties that any coverage listed on Schedule 3.19 will or may not be available in the future on substantially the same terms as now in effect.

Section 3.20 Litigation.

Except as set forth in Schedule 3.20, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the Seller’s Knowledge, threatened before any Governmental Agency brought by or against any of the Seller Parties or any of their respective officers, directors, managers, Employees, agents or Affiliates involving, affecting or relating to any Assets, the Division, the operation of the Business or the transactions contemplated by the Transaction Documents, nor to the Seller’s Knowledge is there any Basis for any such action, suit, proceeding or investigation. Schedule 3.20 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither the Seller Parties nor any of their assets or properties is subject to any Order that affects or might affect the Assets, the Division or the operation of the Business or which would or might interfere with or delay consummation of the transactions contemplated by the Transaction Documents.

Section 3.21 Environmental Matters.

Except as set forth on Schedule 3.21, with respect solely to the Leased Properties:

(a) the Seller Parties are, and since July 1, 2002 (the “Environmental Reference Date”) have been, and to the Seller’s Knowledge, prior to the Environmental Reference Date was, in compliance with all Environmental Laws;

(b) the Seller Parties have no Liability, whether contingent or otherwise, under any Environmental Law;

(c) no request for information, notice, Governmental Agency inquiry, demand letter, notice of violation or alleged violation of, non-compliance or alleged non-compliance with or any Liability under, any Environmental Law by or relating to operations or properties of the Seller Parties has been received by or threatened in writing against any of the Seller Parties since the Environmental Reference Date, or, to the Seller’s Knowledge, before the Environmental Reference Date;

(d) the Seller Parties have not entered into or been subject to, and are not currently a party or respondent to, any Orders nor are any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Seller’s Knowledge, threatened, relating to any Environmental Law affecting any of the Seller Parties;

(e) the Seller Parties have neither expressly nor by operation of law assumed or undertaken any Liability, including without limitation any obligation for Costs of Remediation, of any other Person;

(f) the Seller Parties have not, and the Seller Parties have no Knowledge of any other Person who has, caused any Release or threatened Release of any Hazardous Material on, in, under, or from the Leased Property nor do the Seller Parties have Knowledge of any such Release;

(g) the Seller Parties have not received any written or, to the Seller’s Knowledge, other communication indicating or claiming potential Liability for Damages or Costs of Remediation with respect to a Release or threatened Release of any Hazardous Material; and

(h) all environmental site assessment reports (including any Phase I or Phase II reports), and all investigation, remediation or compliance studies, audits, assessments or similar documents which are in the possession of the Seller Parties and relate to the Leased Property, have been made available to the Purchaser.

Section 3.22 Tax Matters.

Except as otherwise disclosed on Schedule 3.22, with respect to the Assets, the Division or the operation of the Business, (i) the Seller Parties have timely paid all Taxes which will have been required to be paid on or prior to the date hereof, the non payment of which would result in a Lien (other than Permitted Liens) on any Asset, or would result in the Purchaser becoming liable or responsible therefor and (ii) the Seller Parties have established, in accordance with GAAP, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Asset or would result in the Purchaser becoming liable therefor.

Section 3.23 Unaudited Operations.

Since December 31, 2005, the Seller Parties have operated the Division only in the Ordinary Course of Business, and except as set forth in Schedule 3.23, primarily with respect to the Division or primarily in the operation of the Business, the Seller Parties have not:

(a) suffered any Material Adverse Effect, nor to Seller’s Knowledge have any events occurred nor do any circumstances exist which could reasonably be expected to result in a Material Adverse Effect;

(b) incurred or become subject to, or agreed to incur or become subject to, any material obligation or Liability, except in the Ordinary Course of Business;

(c) mortgaged or pledged any of the Assets, except for Permitted Liens;

(d) sold or transferred or agreed to sell or transfer any material assets or cancelled or agreed to cancel any debts or claims except in the Ordinary Course of Business;

(e) suffered any extraordinary losses or, except in the Ordinary Course of Business, waived any material rights;

(f) terminated any material contract, agreement, license, or other instrument to which it is a party, except in the Ordinary Course of Business;

(g) increased the rate of compensation payable by it to any Employee over the rate being paid or accrued to them as of the date of the Balance Sheet (other than increases in the Ordinary Course of Business and set forth on Schedule 3.23, granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific Employees and not generally to a class or group thereof);

(h) made or agreed to make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any of its Employees, or any general increase in the salary or bonus payable or to become payable by any of the Seller Parties to any Employee (other than increases in the Ordinary Course of Business and set forth on Schedule 3.23, granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific Employees and not generally to a class or group thereof);

(i) entered into any agreement, written or oral, providing for the employment of any Employee or any severance or termination benefits payable or to become payable by any of the Seller Parties to any Employee;

(j) taken any action which would have constituted a breach of any covenant of the Seller set forth in Article V if such negative covenant had applied since the Unaudited Balance Sheet Date;

(k) materially changed the terms and conditions of commercial relationships with suppliers or customers; or

(l) suffered any shortages of materials or supplies that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.24 Brokers.

Except for arrangements with the Jordan Edmiston Group (the fees and expenses of which have been paid by Seller ), all negotiations relative to the Transaction Documents and the transactions contemplated hereby and thereby have been carried on by the Seller Parties without the intervention of any other Person acting on their behalf in such manner as to give rise to any valid claim by any such Person against any of the Seller Parties or the Purchaser for a finder’s fee, brokerage commission or other similar payment based on an arrangement with any of the Seller Parties.

Section 3.25 Certain Payments.

Neither the Seller Parties nor any of their respective directors, officers, agents or Employees, or to the Seller’s Knowledge any other Person associated with or acting for or on behalf of any of the Seller Parties, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of the Seller Parties, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of any of the Seller Parties.

Section 3.26 Wholly Owned and Perpetual Licensed Media.

The Seller has good and marketable title to the wholly owned, marketable research reports listed in Schedule 3.26.

Section 3.27 Disclosure.

There is no fact known to the Seller or any of the Seller Parties that has specific application to the Assets, the Division or the operation of the Business (other than general economic or industry conditions) and that materially adversely affects or materially threatens, the assets, business, prospects, financial condition, or results of operations of the Business that has not been set forth in this Agreement or the Schedules hereto.

Section 3.28 Representations Relating to Seller’s European Operations.

(a) Data Protection.

(i) The UK Subsidiary has at all times complied in all material respects with all relevant and applicable requirements of (A) the Data Protection Act 1984 of the UK (and the data protection principles set out in the schedule to that Act) at all times while that Act was in force, (B) the Data Protection Act 1998 of the UK, (C) the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000, (D) the Telecommunications (Data Protection and Privacy) Regulations 1999 at all times while those Regulations were in force and the Privacy and Electronic Communications (EC Directive) Regulations 2003, (D) and applicable codes of practice and/or guidance issued by or with the approval of the Information

Commissioner appointed in the UK (“Information Commissioner”) or any trade association or body of which the Division (through the Seller) and/or the UK Subsidiary is a member.

(ii) The German Subsidiary and the Seller (in relation to its operations in France) has at all times complied in all material respects with all relevant and applicable requirements of Germany and France equivalent to the UK laws referenced in Section 3.28(a)(i) and the Privacy and Electronic Communications (EC Directive) Regulations 2003, or any regulations issued by a German, French or EU Governmental Agency in implementing the foregoing.

(iii) The Seller Parties have not received a notice (including, without limitation, any enforcement notice), letter, complaint, notification of a request for assessment under section 42 Data Protection Act 1998 of the UK, any equivalent German or French law or other communication from the Information Commissioner, any German, French or EU Governmental Agency or another person alleging breach by it of any of the statutes and/or codes of practice and/or guidance referred to in this Section 3.28(a), and to the Seller’s Knowledge there are no circumstances which might give rise to any such notice, letter, complaint, notification or communication being served, given or made.

(iv) No order has been made against the Seller or the European Operations for the rectification, blocking, erasure or destruction of any Personal Data under the statutes and/or codes of practice and/or guidance referred to in Section 3.28(a)(i) or Section 3.28(a)(ii), to the Seller’s Knowledge no application for such an order is outstanding and to the Seller’s Knowledge there are no circumstances which might lead to any application for such an order being made.

(v) Neither the Seller nor any of the European Operations has received a warrant under schedule 4 of the Data Protection Act 1984 of the UK or schedule 9 of the Data Protection Act 1998 of the UK, or any equivalent laws in Germany or France authorizing the Information Commissioner or any official of a German, French or EU Governmental Agency (or any of their officers or servants) to enter any of the premises of the Seller or the European Operations, and to the Seller’s Knowledge there are no circumstances which might lead to any application for such a warrant being made.

(b) E-Commerce.

(i) The Seller Parties have complied in all material respects with the applicable general information requirements of the Electronic Commerce (EC Directive) Regulations 2002 of the European Union with respect to the websites operated by the Seller Parties in the conduct of the Business.

(ii) No order has been made under section 8 of the Enterprise Act 2002 of the UK, any equivalent law in Germany or France, or the Stop Now Orders (EC Directive) Regulations 2001 of the EU and no proceedings have been brought under section 35 of the Fair Trading Act 1973 of the UK by the Director General of Fair Trading (appointed in the UK), any official in a Government Agency enforcing equivalent laws in Germany or France, or any other person in relation to the websites operated by the Seller Parties in the conduct of the Business.

(c) Distance Contracts.

(i) In relation to any agreements formed by the Seller Parties with consumers at a distance, the Seller Parties have complied in all material respects with all relevant applicable requirements of the Consumer Protection (Distance Selling) Regulations 2000 of the European Union.

(ii) In relation to any agreements formed by the Seller Parties with customers via the websites operated by the Seller Parties in the conduct of its Business or by other electronic means, the Seller Parties have complied in all material respects with all relevant applicable requirements of the Electronic Commerce (EC Directive) Regulations 2002 of the European Union.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

Section 4.1 Organization; Authority.

The Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, and the execution and delivery by the Purchaser of such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Purchaser, and does not require the consent or approval of any third party. This Agreement constitutes, and the other Transactions Documents to which the Purchaser is a party, when executed and delivered by the parties thereto, will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the enforceability of specific remedies.

Section 4.2 No Litigation.

With respect to the Purchaser, except as set forth on Schedule 4.2, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the Purchaser’s Knowledge, threatened before any Governmental Agency brought by or against the Purchaser, or any of its respective officers, directors, Employees, agents or Affiliates, nor, to the Purchaser’s Knowledge, is there any Basis for any such action, suit, proceeding or investigation, which would or might interfere with or delay consummation of the transactions contemplated hereby or by the Transaction Documents. Schedule 4.2 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations.

Section 4.3 Non-Contravention; No Conflict or Violation; Consents.

Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or any other Transaction Document by the Purchaser, nor the consummation or performance of any of the transactions contemplated hereby or thereby by the Purchaser will, directly or indirectly (with or without notice or lapse of time) with respect to the Purchaser:

(a) contravene, conflict with or result in a violation of any provision of (i) the Purchaser’s Organizational Documents or (ii) any resolution adopted by the board of directors (or the equivalent) or the equity holders of the Purchaser;

(b) contravene, conflict with or result in a violation of, or give any Governmental Agency or other Person the right to challenge any of the transactions contemplated hereby or by any other Transaction Document or to exercise any remedy or obtain any relief under, any Legal Requirement to which the Purchaser may be subject;

(c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material contract, material lease or material permit to which the Purchaser is a party or is bound; or

(d) except for filings under the Securities Act, the Securities Exchange Act or any applicable state securities laws (and in the instance of each such act or law, the rules and regulations promulgated thereunder), require the consent, approval or authorization of, or registration or filing with, any Governmental Agency or any other Person on behalf of the Purchaser; provided, however, that no representation or warranty is made hereby by the Purchaser with respect to the effect of antitrust laws or regulations.

Section 4.4 Broker’s Fees.

All negotiations by the Purchaser relative to the Transaction Documents and the transactions contemplated hereby and thereby have been carried on by the Purchaser without the intervention of any other Person acting on the Purchaser’s behalf in such manner as to give rise to any valid claim by any such Person against the Purchaser or Seller for a finder’s fee, brokerage commission or other similar payment based on an arrangement with Purchaser.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

Section 5.1 Transfer Taxes.

All sales, recording, transfer, stamp, registration, conveyance, value added, use, or other similar Taxes, duties, excise, governmental charges or fees (including penalties and interest) imposed as a result of the sale of the Assets to the Purchaser shall be borne by the Seller. The party bearing the liability for any Taxes, charges or fees described in this Section 5.1 shall be entitled to any refunds or credits of such Taxes, charges or fees. The Purchaser shall promptly forward to the Seller, or after the Purchaser’s receipt shall reimburse the Seller Parties, for any refunds or credits due the Seller Parties, and the Seller Parties shall promptly forward to the

Purchaser or after the receipt by any Seller Party reimburse the Purchaser, for any refunds or credits due to the Purchaser. The Seller Parties and the Purchaser, to the extent required by Legal Requirements, shall prepare and file all Tax Returns and other documentation on a timely basis with respect to any such Taxes or fees.

Section 5.2 Pro-Ration of Certain Taxes.

(a) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Property Taxes”) shall be apportioned between the Seller and the Purchaser based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). The Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and the Purchaser shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. For purposes of this Agreement, “Pre-Closing Tax Period” means (i) any tax period ending on or before the Closing Date and (ii) with respect to a tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

(b) Property Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 5.2(a). Upon payment of any such Property Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 5.2(a) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

Section 5.3 Certain Provisions Relating to Consents; Non-Interference with Assumed Contracts.

The Seller Parties shall use commercially reasonable efforts after the Closing Date to obtain all consents in connection with the assignment of the Assumed Contracts or the Leases set forth on Schedule 5.3 and such other consents as to which the parties may mutually agree (collectively, the “Scheduled Consents”); provided, however, that neither the Purchaser nor the Seller Parties shall be required to make any payments to obtain such consents. The Seller Parties shall not obtain any Scheduled Consent that will affect the Purchaser to its economic detriment, including any modification of any Assumed Contract or any Lease. The Purchaser shall cooperate as reasonably necessary or desirable to secure the Scheduled Consents, including, without limitation, providing to such third party information, including financial information; provided, however, that the Purchaser shall not be required to incur any liability or obligation in connection therewith, other than pursuant to the terms of the underlying Assumed Contract for which such Scheduled Consent was obtained as in effect immediately prior to such Scheduled Consent. Purchaser agrees to act in good faith and use commercially reasonable efforts to assist the Seller Parties in obtaining the Scheduled Consents and the Purchaser shall not (i) interfere with the Seller Parties’ efforts to obtain such consents or (ii) offer any inducements or make any concessions (monetary or otherwise) to any party for the purpose of obtaining any such consents without the knowledge and prior written consent of the Seller.

Section 5.4 Nondisclosure; Noncompetition; Nonsolicitation.

(a) From and after the Closing Date, except to the extent that such disclosure is required by applicable Legal Requirement or Order (in which case the disclosing party shall (unless such disclosure is required, upon advice of counsel, to be made in connection with a periodic report or registration statement filed with the Securities and Exchange Commission) use reasonable efforts to advise the non-disclosing party prior to making such disclosure and to provide the non-disclosing party a reasonable opportunity to review the proposed disclosure), the Seller Parties shall not use, divulge, furnish or make accessible to anyone any proprietary, material non-public and confidential information to the extent relating to the Division (including, without limitation, customer lists, supplier lists and pricing and marketing arrangements with customers or suppliers) or the Business, and the Seller Parties shall cooperate reasonably with the Purchaser in preserving such proprietary, confidential or secret aspects of the Division and the Business.

(b) For a period of three years after the Closing Date, the Seller Parties shall not, and shall cause each of its Affiliates not to, directly or indirectly, (i) engage in any business activities anywhere in the world which are, directly or indirectly, in any way competitive with the Business as currently conducted; (ii) own stock or otherwise have an equity interest in or be affiliated with any person or entity engaged in a business (except as a stockholder holding less than 5% of the stock of a publicly held corporation) similar to the Business; or (iii) utilize its special knowledge of the Business or its relationships with customers, suppliers or others to compete with the Purchaser in its conduct of the Business after the Closing Date. The Seller Parties shall not, directly or indirectly, for a period of three years from the Closing Date, solicit for hire, hire or enter into any contractual arrangement with any employee of Jupiter-Kagan, Inc. or any subsidiary thereof, or any Transferred Employee, without the prior written consent of the Purchaser except for general solicitations that do not specifically target such employees or with respect to any such employee who is terminated by the Purchaser or any of its Affiliates on or after the Closing Date. Notwithstanding anything to the contrary in this provision, the Seller Parties shall not be deemed to have violated this Section 5.4(b) by conducting any of their other businesses as presently conducted by the Seller Parties, including, without limitation, (i) publishing any currently existing and previously published or archived press releases, news articles or interviews related to the Division, the Business or any Employees on any website of the Seller’s other businesses, including, without limitation, JupiterWeb, and which may include excerpts from copyrighted materials transferred to Purchaser hereunder; and (ii) hosting or conducting currently existing and previously published or archived webinars which may include excerpts from copyrighted materials transferred to Purchaser hereunder. Under no circumstances may the Seller Parties use any of the copyrighted materials transferred to Purchaser hereunder to create any new press releases, news articles, webinars or interviews, nor may the Seller Parties publish or continue to publish any more than excerpts of any copyrighted material transferred to Purchaser hereunder as part of other pre-existing materials without Purchaser’s prior permission (except as provided for in the Transition Services Agreement). The Seller Parties agree that a violation of this Section 5.4 will cause irreparable injury to the Purchaser, and the Purchaser shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to seek an injunction enjoining and restraining the Seller Parties from doing or continuing to do any such violation and any other violations or threatened violations of this Section 5.4. Notwithstanding anything to the contrary in this Section 5.4, Seller Parties’ operation and conduct of JupiterWeb, JupiterEvents and Jupiterimages, as currently conducted, on or after the Closing Date shall not violate or breach the obligations of the Seller Parties set forth in this Section 5.4.

(c) The Seller Parties acknowledge and agree that the covenants set forth in this Section 5.4 are reasonable and valid in scope and in all other respects. If any of such covenants is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this Section 5.4(c), any of the provisions of this Section 5.4 relating to scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

(d) The Purchaser acknowledges that it has received and reviewed the terms of that certain Asset Purchase Agreement, dated as of August 2, 2005, by and between Incisive Media plc and the Seller (the “Incisive Agreement”). Jupiter-Kagan, Inc. and the Purchaser hereby agree to be bound by and comply with, and cause their direct or indirect subsidiaries and any successive owners or assignees of the Business, the Assets, or such subsidiaries to be bound by and comply with, the terms of Section 10.04(b) of the Incisive Agreement. Notwithstanding the foregoing, no parent company or other Affiliates of Jupiter-Kagan, Inc. or the Purchaser (except for their direct or indirect subsidiaries and any successive owners or assignees of the Business, the Assets, or such subsidiaries) shall be bound by this Section 5.4(d) or any part of the Incisive Agreement.

(e) The Purchaser shall not, directly or indirectly, for a period of three years from the Closing Date, solicit for hire, hire or enter into any contractual arrangement with any employee of the Seller Parties (except for the Transferred Employees) without the prior written consent of the Seller except for general solicitations that do not target specific employees of the Seller Parties or with respect to any employee of any of the Seller Parties who is terminated by any of the Seller Parties on or after the Closing Date.

Section 5.5 Ongoing Tax Cooperation.

After the Closing, the Seller Parties and the Purchaser shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such Tax data, prior Tax Returns and filings and other information as may be reasonably required for the preparation by the Purchaser or the Seller Parties of any Tax Returns, elections, consents or certificates and any audit or other examination by any Governmental Agency, or judicial or administrative proceeding relating to liability for Taxes. Without limiting the generality of the foregoing, each of the Purchaser and the Seller Parties shall retain copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or including the Closing Date until the later of (i) the expiration of the statute of limitations for the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except for extensions executed by that party or its Affiliates or extensions or which such party has received written notice from another party, or (ii) six years following the due date (without extensions) for such Tax Returns; provided, however, that no party will dispose of its copies without first notifying the other parties and providing such other parties with a reasonable period of time to assume possession of such copies. The Purchaser shall cooperate with the Seller Parties to the extent reasonably necessary for the preparation by the Seller Parties of their financial statements and Tax Returns and in the sharing of financial and accounting information with respect thereto or with respect to any audit, examination, or other proceeding with respect thereto. No information or documentation provided pursuant to this Section 5.5 shall be disclosed by the recipient thereof to any Person except its accountants and relevant tax authorities or as required by applicable law (in which case the disclosing party shall consult in good faith with the other party prior to making any such disclosure).

Section 5.6 Further Assurances.

Upon the request of the Purchaser at any time after the Closing Date, the Seller Parties, at the Purchaser’s expense, shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the Purchaser may reasonably request in order to perfect title of the Purchaser and its successors and assigns to the Assets or otherwise to effectuate the purposes of this Agreement and such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by Seller Parties of the Assets to Purchaser and the assumption of the Assumed Liabilities by the Purchaser. The Seller Parties, at the Purchaser’s expense, shall provide assistance to the Purchaser in connection with the preparation and execution of any officer representation and letters or other documents required from the Seller Parties in connection with any audit, securities filings or other matter relating to periods prior to Closing and including, without limitation, obtaining signatures or executing documents.

Section 5.7 Reasonable Best Efforts.

Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby; provided, however, that nothing in this covenant or any other provision of this Agreement or any other Transaction Document shall require the Purchaser to agree to any divestiture, hold-separate or other similar agreement or requirement.

Section 5.8 Employee Matters.

(a) The Purchaser shall offer employment to commence on or before July 1, 2006 to all Employees identified as employees to be transferred on Schedule 3.17 and each such offer shall provide that (i) the Employee shall receive total annual compensation equal to such total annual compensation received by such Employee from the Seller Parties immediately prior to the Closing Date, (ii) the Employee shall receive the employee benefits set forth on Schedule 5.8 and

(iii) the Employee will have responsibilities substantially similar to such Employee’s responsibilities immediately prior to the Closing Date (each an “Offer” and collectively the “Offers”). Those Persons who accept the Offers (which may be subject, in Purchaser’s sole discretion, to acceptance of Purchaser’s standard employee agreement) shall be referred to as the “Transferred Employees”. Nothing in this Agreement shall limit the right of Purchaser to terminate a Transferred Employee following Closing. If Purchaser does not extend an Offer to any of the Employees identified as employees to be transferred on Schedule 3.17 or if the Seller can demonstrate that any Employee rejected the Offer solely because such Employee is unwilling to accept the Purchaser’s standard employee agreement (which requirement can be withdrawn by Purchaser in its sole discretion), then Purchaser shall be solely responsible for any severance payments consistent with the current practices of the Seller Parties or any other liabilities related to such failure to extend an Offer or such rejection of an Offer and the Seller Parties shall have no liability with respect thereto. Seller shall act in good faith to encourage Employees to accept the Offers and shall not take any action to induce or encourage any Employee to reject the Offers, including, without limitation, in relation to Purchaser’s standard employment agreement. If the Purchaser terminates any Transferred Employee on or after the Closing Date, Purchaser shall be solely responsible for any severance payments consistent with Purchaser’s current practices or any other liabilities related to such termination and Seller shall have no liability with respect thereto. To the extent that any Employee does not accept Purchaser’s Offer for any reason other than the Employee is unwilling to accept the Purchaser’s standard employee agreement, the Seller Parties shall be solely responsible for any severance payments owed to such Employee or any other liabilities related to any termination of such Employee and Purchaser shall have no liability with respect thereto.

(b) The Purchaser shall not assume any Employee Benefit Plan. The Seller and the Purchaser shall make arrangements to allow Transferred Employees to roll over amounts in their 401(k) accounts into a 401(k) plan to be established by the Purchaser after the Closing.

(c) Notwithstanding anything in this Agreement to the contrary, (i) no third party, including, without limitation, any Transferred Employee, or other employee or service provider, shall have or be entitled to claim any benefit, right or other entitlement under or in connection with this Agreement, and (ii) nothing in this Agreement shall constitute or be deemed to constitute an amendment to, or otherwise constitute a part of, any employee benefit plan, policy or similar arrangement.

(d) For purposes of all employee benefit plans, programs and agreements maintained by or contributed to by the Purchaser, subject to applicable law, the Purchaser shall use commercially reasonable efforts to cause each such plan, program or arrangement to treat the prior service with the Seller Parties or any of their respective Subsidiaries immediately prior to the Closing Date of any Transferred Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of the Seller Parties or any of their respective Subsidiaries prior to the Closing Date) as service rendered to the Purchaser or any of its Subsidiaries, as the case may be, for all purposes; provided, however, that such crediting of service shall not (i) operate to duplicate any benefit or the funding of such benefit under any plan or (ii) require the crediting of past service for benefit accrual purpose under any defined benefit pension plan. To the extent permitted under the Purchaser’s employee benefit plans, Transferred Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing Date occurs, to the extent that, following the Closing Date, they participate in any other plan for which deductibles or co-payments are required. The Purchaser shall recognize and assume responsibility for any accrued but unused vacation of the Transferred Employees as of the Closing Date.

(e) The Purchaser shall not assume any responsibility for, nor be obligated to replace or exchange any option, warrant or other equity right of any Transferred Employee.

Section 5.9 Treatment of Contribution; Allocation of Aggregate Consideration.

The parties agree and acknowledge that:

(a) the acquisition of the Assets shall be treated by the parties as a taxable sale by the Seller Parties to the Purchaser of the Assets in exchange for the Purchase Price and the assumption of the Assumed Liabilities;

(b) the aggregate consideration payable pursuant to this Agreement with respect to the Assets shall be allocated among them by all parties hereto as agreed by and between the Seller and the Purchaser after the Closing, and such allocation shall be consistent with the provisions of this Agreement, Section 1060 of the Code, GAAP, any valuation of the Assets performed by an independent firm experienced in such matters, and any comparable provisions of applicable state, local or foreign law, by which the parties are bound;

(c) in the event that the parties are unable to agree on any aspect of the allocation described in Section 5.9(b) within 60 days after the date of this Agreement, Purchaser and the Seller shall jointly retain a nationally recognized accounting firm (the “Accounting Referee”) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by the Purchaser and the Seller; and

(d) the parties shall file all Tax Returns in a manner consistent with the tax treatment set forth in this Section 5.9 and shall not, in connection with the filing of any Tax Return or in any tax or other proceeding, take any position inconsistent therewith, and the Purchaser and the Seller shall use reasonable commercial efforts to defend the tax treatment contemplated hereby.

Section 5.10 Seller’s Use of Existing and Future Content.

(a) After the Closing Date, the Seller shall have the right (without paying any additional consideration to the Purchaser for such right) to continue to archive or publish any currently existing and previously published or archived press releases, Webcasts featuring JupiterResearch analysts (including making such Webcasts available “on demand” at jupiterwebcasts.com), news articles or interviews related to the Division, the Business or any Employees on any website of the Seller’s other businesses, including, without limitation, JupiterWeb, and which may include excerpts from copyrighted materials transferred to Purchaser hereunder.

(b) After the Closing Date, the Seller shall have the right (without paying any additional consideration to the Purchaser for such right) to receive a complimentary subscription to the JupiterResearch service and reports of the Business with such type of service and number of users as identified by the Seller (collectively, the “Research Service”), and the Purchaser shall have the right (without paying any additional consideration to the Purchaser for such right) to receive complimentary use of images from Seller’s wholly owned image collection in its Juipterimages collection or rental of Seller’s wholly owned opt-in email lists (collectively, the “Seller’s Products”) provided that the Purchaser’s access to and use of the Seller’s Products shall have comparable value to the Seller’s access to and use of the Research Services; provided, however, in each case, the receiving party shall execute the providing party’s standard form of agreement for such services. The initial term of each such agreement shall be one (1) year from the Closing Date with automatic renewal for successive one (1) year terms unless either party terminates such subscription by providing written notice to the other party not less than 30 days prior to the end of the then current term.

ARTICLE VI

THE CLOSING

Section 6.1 The Closing.

The closing of the transactions contemplated hereby (the “Closing”) shall be held on the date of this Agreement (the “Closing Date”). The Closing shall be held at the offices of Nelson Mullins Riley & Scarborough LLP or at such other place as the parties may mutually agree. At the Closing, all of the transactions provided for in Article II hereof shall be consummated on a substantially concurrent basis unless otherwise specified therein.

Section 6.2 Deliveries by the Seller at the Closing.

At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser, the following items:

(a) certified copies of the resolutions duly adopted by the board of directors or equivalent of the Seller Parties approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(b) the Escrow Agreement, the Transition Services Agreement and the Trademark Assignment Agreement, all duly executed by the Seller;

(c) a bill of sale or such other instrument or instruments of transfer satisfactory to the Purchaser duly executed by the Seller (the “Bill of Sale”) effectively transferring the Assets from the Seller to the Purchaser, and an assignment and assumption agreement mutually satisfactory to the Purchaser and Seller duly executed by the Seller (the “Assignment and Assumption Agreement”) assigning the Assumed Contracts and Scheduled Intellectual Property to the Seller and pursuant to which the Purchaser assumes the Assumed Liabilities;

(d) evidence of the release of all Liens (other than Permitted Liens) affecting the Assets;

(e) all other previously undelivered documents that the Seller is required to deliver to the Purchaser pursuant to this Agreement or which the Purchaser reasonably requests to effect the transactions contemplated herein; and

(f) an opinion of Seller’s counsel in the form attached hereto as Exhibit D.

Section 6.3 Deliveries by the Purchaser at the Closing.

At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller, the following items:

(a) certified copies of the resolutions duly adopted by the board of directors of the Purchaser approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(b) the Escrow Agreement, the Transition Services Agreement, the Trademark Assignment and the Assignment and Assumption Agreement, all duly executed by the Purchaser;

(c) the Closing Date Cash Payment;

(d) the Employment and Non-Compete Agreements in substantially the form attached hereto as Exhibit E, signed by the key employees listed on Schedule 6.3(d); and

(e) all other previously undelivered documents that the Purchaser is required to deliver to the Seller pursuant to this Agreement or which the Seller reasonably requests to effect the transactions contemplated herein.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival.

(a) All of the representations and warranties of the Seller Parties contained in Article III of this Agreement or in any Transaction Document (which, for all purposes of this Article VII, shall not include the Transition Services Agreement) (the “Seller Representations”) shall survive the Closing and continue in full force and effect until the date that is the 18 month anniversary of the Closing Date, except as follows: (i) in the case of the representations and warranties of the Seller Parties contained in Section 3.21 (Environmental Matters) and Section 3.22 (Tax Matters) (the “Excluded Representations”), until 30 days after the expiration of the statute of limitations with respect to the matter to which the claim relates (including any extension of the statute of limitation consented to by or on behalf of the Seller Parties); and (ii) in the case of the representations and warranties of the Seller Parties contained in Section 3.1 (Authority), Section 3.2 (Organization of Seller Parties) and Section 3.11(d) (Assets) (the “Perpetual Representations”), without expiration.

(b) All of the representations and warranties of the Purchaser set forth in Article IV of this Agreement or in any Transaction Document (which, for all purposes of this Article VII, shall not include the Transition Services Agreement) (the “Purchaser Representations”) shall survive the Closing and continue in full force and effect forever thereafter, except that the representations and warranties of the Purchaser set forth in Sections 4.2 (No Litigation), and Section 4.3 (Non-Contravention; No Conflict or Violation; Consents) shall expire on the date that is the eighteen (18) month anniversary of the Closing Date.

(c) Notwithstanding anything to the contrary in this Section 7.1, any notice given in accordance with this Article VII claiming an alleged breach of any representation or warranty hereunder shall without further action extend the survival period for the representation or warranty alleged to have been breached as applied to the circumstances set forth in such notice until immediately after the final resolution of the matter.

Section 7.2 Indemnification Provisions for Benefit of the Purchaser.

(a) In the event that the Seller Parties (i) breach any of the Seller Representations or (ii) breach any of their covenants contained in this Agreement or any other Transaction Document (which, for all purposes of this Article VII, shall not include the Transition Services Agreement), and provided that, as to any claim for breach of the representations, warranties or covenants contained in this Agreement or any Transaction Document (which, for all purposes of this Article VII, shall not include the Transition Services Agreement), the Purchaser makes a written claim for indemnification against the Seller, then the Seller agrees to indemnify the Purchaser and its Affiliates, officers, directors, employees, agents or representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all Damages suffered by any of them resulting from or arising out of such event; provided, however, that (A) the Seller shall not have any obligation to indemnify a Purchaser Indemnified Party from and against any Damages resulting from the breach of any of the Seller Representations (other than Perpetual Representations and Excluded Representations and as opposed to any breach of a covenant of the Seller Parties in this Agreement, as to which none of the following limitations in this subsection (A) shall apply): (1) until the Purchaser Indemnified Parties have suffered aggregate Damages, by reason of all such breaches, in excess of $50,000 (after which point the Seller shall be obligated to indemnify the Purchaser Indemnified Parties for all Damages incurred by them in excess of a one-time, non-renewing deductible of $50,000), (2) if and to the extent that such Damages, when aggregated with all prior payments for Damages pursuant to the operation of this provision of Section 7.2, exceed $1,000,000, and (3) if notice of such breach occurs after the expiration of the applicable survival period of such Seller Representation as set forth in Section 7.1(a), and (B) the Seller shall not have any obligation to indemnify a Purchaser Indemnified Party from and against any Damages resulting from the breach of any Perpetual Representations or Excluded Representations or any breach of a covenant of the Seller Parties if and to the extent that such Damages, when aggregated with all prior payments for Damages pursuant to this Article VII, exceed the Purchase Price. The Purchaser shall initially seek recoupment of all or any part of any Damages for which any Purchaser Indemnified Party is entitled to indemnification pursuant to this Section 7.2 out of the Cash Escrow Account in the manner set forth in and subject to the provisions of the Escrow Agreement. At such time as the Cash Escrow Amount is reduced to zero, the Purchaser shall be entitled to recoup all remaining Damages that any Purchaser Indemnified Party may suffer by pursuing the Seller directly subject to the limitations contained in this Section 7.2.

(b) Seller agrees to indemnify the Purchaser Indemnified Parties from and against Damages suffered by any of them resulting from or arising out of the failure of Seller to obtain a Scheduled Consent or any consent required to assign a customer contract that is an Assumed Contract (except for the consent required for assignment of the Comscore Agreement) or the failure to provide the benefits of any Assumed Contract or Lease requiring a Scheduled Consent (except the Comscore Agreement) or any customer contract that is an Assumed Contract pursuant to Section 2.6. In the case of customer contracts, such Damages shall be measured as of March 31, 2007, and shall take into account any loss of revenue by the Business under the applicable customer contract attributable to termination of such customer contract by the customer as a result of the failure to obtain the applicable consent, but shall also take into account, as a credit in the Seller’s favor against such Damages, any revenue to be received by the Business from the applicable customer under any new agreement (whether written or oral) entered into between such customer and the Business for the period of time that revenue was lost under the terminated agreement with such customer. By way of example, but without limiting the generality of the foregoing, if (i) a customer terminates a customer contract that is an Assumed Contract as a result of the failure to obtain the consent necessary to assign such customer contract or the Seller cannot provide the benefits of such customer contract to the Purchaser as contemplated by Section 2.6, (ii) the Business was receiving $10,000 per month in revenue from the customer under such customer contract, (iii) such customer contract had a remaining term of 12 months, and (iv) the same customer enters into a new agreement (whether written or oral) 2 months after the date of termination of the previous customer contract with a term of 12 months and providing revenue to the Business at a rate of $8,000 per month, then the total damages owed by the Seller under this Section 7.2(b) shall be $40,000 (which is the sum of $10,000 X 2 months (for the two months of lost revenue under the terminated contract) plus $2,000 X 10 months (for the lost revenue over the reminder of the term of the terminated customer contract after giving effect to the revenue to be received by the Business under the new agreement). In the case of vendor contracts requiring a Scheduled Consent (except for the Comscore Agreement), Damages shall include, without limitation, the incremental replacement cost of the same services for the same period of time which were to be provided to the Business under such terminated vendor contracts. Notwithstanding anything to the contrary, the Seller shall have no indemnification obligations pursuant to this Section 7.2(b) (i) unless notice of claims in respect of Assumed Contracts requiring a Scheduled Consent (except for the Scheduled Consent required for assignment of the Comscore Agreement) or customer contracts that are Assumed Contracts shall be made on or prior to March 31, 2007, (ii) with respect to the Comscore Agreement or any consent required to assign or transfer the Comscore Agreement, (iii) if and to the extent that such Damages for which the Seller has an indemnity obligation pursuant to this Section 7.2(b), when aggregated with all Damages for all claims by Purchaser under this Article VII, exceed the Purchase Price, (iv) unless the Purchaser proves that the Damages resulted from the failure of the Seller to obtain such consent; provided, however, that the Purchaser shall not induce, persuade or make any concessions (monetary or otherwise) to any party to state that the reason for termination of the underlying contract was failure to obtain consent to assignment, (v) with respect to customer contracts that are Assumed Contracts and require consent to assign, until Damages for which the Seller has an indemnity obligation pursuant to this Section 7.2(b) exceed $75,000 in the aggregate (provided that such $75,000 limitation is separate from and independent of the one-time, non-renewing deductible of $50,000 set forth in Section 7.2(a)), or (vi) if the Seller provides the benefits of the applicable Assumed

Contracts requiring a Scheduled Consent or customer contracts that are Assumed Contracts as contemplated by Section 2.6.

(c) Seller agrees to indemnify the Purchaser Indemnified Parties from and against Damages suffered by any of them resulting from or arising out of (i) the failure of Seller to provide the benefits of the Kana License to the Purchaser as contemplated by Section 2.6 or (ii) any infringement of Kana Communications, Inc.’s intellectual property rights, such infringement resulting from the Seller providing the benefits of the Kana License to the Purchaser as contemplated by Section 2.6.

(d) Seller agrees to indemnify the Purchaser Indemnified Parties from and against Damages suffered by any of them resulting from or arising out of any Retained Liability.

(e) Notwithstanding anything to the contrary in this Agreement, the Seller Parties shall have no Liability or responsibility under this Agreement (including, without limitation, any indemnification obligations under this Article VII), arising out of or resulting from (i) any failure to obtain any consent necessary to assign or transfer the Comscore Agreement, (ii) the Seller Parties electing not to enter into or participate in a commercially reasonable arrangement permitted by applicable Legal Requirements which does not require additional payments by Purchaser and which is designed to provide the Purchaser with comparable rights and benefits (subject to the obligations and liabilities) to those under the Comscore Agreement as contemplated by Section 2.6(b) or (iii) any inability or failure of the Purchaser and the Seller Parties to cooperate in any such commercially reasonable arrangement with respect to the Comscore Agreement which does not require additional payments by Purchaser.

(f) Notwithstanding anything to the contrary in this Agreement, the Seller Parties shall have no Liability or responsibility under this Agreement (including, without limitation, any indemnification obligations under this Article VII), to the extent that the Purchaser induces, persuades or makes any concessions (monetary or otherwise) to any party to (i) any Assumed Contract or Lease requiring a Scheduled Consent or a consent to assignment as indicated on Schedule 3.14(a), (ii) any customer contract that is an Assumed Contract or (iii) the Kana License, to terminate such Assumed Contract or Lease, such customer contract or the Kana License, or offers to renegotiate any such Assumed Contract or Lease, such customer contract or the Kana License, without the knowledge and prior written consent of the Seller.

Section 7.3 Indemnification Provisions for Benefit of the Seller.

In the event that the Purchaser breaches any Purchaser Representations or the Purchaser breaches any of its covenants contained in this Agreement or any other Transaction Document and provided that, as to any claim such breach, the Seller makes a written claim for indemnification against the Purchaser, then the Purchaser agrees to indemnify the Seller and its Affiliates, officers, directors, employees, agents or representatives (the “Seller Indemnified Parties”) from and against any and all Damages suffered by any of them resulting from or arising out of such event; provided, however, that the Purchaser shall not have any obligation to indemnify the Seller Indemnified Parties from and against any Damages resulting from the breach of any Purchaser Representation (as opposed to any covenant of the Purchaser as to which none of the following limitations shall apply): (i) until the Seller has suffered aggregate

Damages, by reason of all such breaches, in excess of $50,000 (after which point the Purchaser will be obligated to indemnify the Seller for all such Damages incurred by them in excess of a one-time, non-renewing deductible of $50,000), (ii) if (but only to the extent that) the aggregate of all such Damages pursuant to this Section 7.3 exceeds the Purchase Price and (iii) if notice of such breach occurs after the expiration of the applicable survival period of such Purchaser Representation as set forth in Section 7.1(b).

Section 7.4 Matters Involving Third Parties.

(a) If any third party notifies a party entitled to indemnification under this Article VII (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against another party to this Agreement under this Article VII (the “Indemnifying Party”), then the Indemnified Party shall use reasonable efforts to notify the Indemnifying Party thereof promptly and in any event within ten (10) calendar days after receiving any written notice from a third party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is actually prejudiced thereby.

(b) Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may, subject to the Indemnifying Party’s rights to assume the defense of such matter pursuant to paragraph (c) below, defend against the matter in any manner it deems reasonably appropriate.

(c) The Indemnifying Party may at any point in time choose to assume the defense of all of such matter, in which event:

(i) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party;

(ii) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the reasonable fees and expenses of one separate co-counsel for all Indemnified Parties to the extent the Indemnified Party is advised, in writing by its counsel, that either (x) the counsel the Indemnifying Party has selected has a conflict of interest, or (y) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party); and

(iii) the Indemnifying Party shall reimburse the Indemnified Party for the reasonable costs of defense or investigation for the period prior to the assumption of the defense.

(d) Assumption of the defense of any matter by the Indemnifying Party shall without further action constitute an irrevocable waiver by the Indemnifying Party of its right to claim at a later date that such third party action for which the defense was assumed is not a proper matter for indemnification pursuant to this Article VII.

(e) The Indemnified Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a claim for indemnification without the written consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed.

(f) The Indemnifying Party shall not consent to the entry of a judgment with respect to any matter which may give rise to a claim for indemnification or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

Section 7.5 Certain Additional Provisions Relating to Indemnification.

(a) Notwithstanding any other provision of any Transaction Document, after the Closing Date, the indemnification provisions set forth in this Article VII shall constitute the sole and exclusive recourse and remedy available to the Purchaser Indemnified Parties with respect to the breach of any representation, warranty or covenant of the Seller Parties contained in this Agreement, in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document, except in the case of fraud or intentional or willful misconduct or an intentional or willful misrepresentation by the Seller Parties.

(b) Notwithstanding any other provision of any Transaction Document, after the Closing Date, the indemnification provisions set forth in this Article VII shall constitute the sole and exclusive recourse and remedy available to the Seller Parties with respect to the breach of any representation, warranty or covenant of the Purchaser contained in this Agreement (other than a breach of Section 5.4 for which damages and specific performance may be sought for the period set forth therein), in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document, except in the case of fraud or intentional or willful misconduct or an intentional or willful misrepresentation by the Purchaser.

(c) Notwithstanding anything in this Agreement to the contrary, for purposes of this Article VII, in determining the amount of Damages in respect of a breach of any representation, warranty, covenant or agreement set forth in any Transaction Document or certificate delivered in connection therewith, no effect shall be given to any qualification as to materiality or Material Adverse Effect.

(d) A Purchaser Indemnified Party may seek to recover Damages first from the Cash Escrow Amount and thereafter, directly from the Indemnifying Party or Indemnifying Parties.

(e) The parties hereto agree that all payments by an Indemnifying Party under this Article VII shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes. Indemnification payments under this Article VII shall be paid by the Indemnifying Party without reduction for any tax benefits available to the Indemnified Party. To the extent that the Indemnified Party recognizes tax benefits as a result of any indemnified damages, the Indemnified Party shall pay the amount of such tax benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such indemnified damages) to the Indemnifying Party as such tax benefits are actually recognized by the Indemnified Party. For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the indemnified damages from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the indemnified damages for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).

(f) The Indemnification provided for in this Article VII shall survive any investigation at any time made by or on behalf of the Purchaser or the Seller Parties or any knowledge or information that the Purchaser or the Seller Parties may have.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender’s telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day or (c) upon receipt when sent to the recipient by reputable express courier service (charges prepaid, as shown by the records of such courier). Such notices, demands and other communications shall be sent to the Seller and to the Purchaser at the addresses indicated below:

If to the Purchaser:	JupiterResearch, LLC 1100 Wilson Boulevard, Suite 3000 Arlington, VA 22209 Attention: Samuel Rubenstein, Esq. General Counsel and Executive Vice President Facsimile: (703) 247-7545

With copies to: (which shall not constitute notice)

MCG Capital Corporation

1100 Wilson Boulevard, Suite 3000

Arlington, VA 22209

Attention: Samuel Rubenstein, Esq.

General Counsel and Executive Vice President

Facsimile: (703) 247-7545

Nelson Mullins Riley & Scarborough LLC

999 Peachtree St., NE

Atlanta, GA 30306

Attention: Rusty Pickering, Esq.

Facsimile: (404) 817-6035

If to any of Seller Parties:	Jupitermedia Corporation 23 Old Kings Highway South Darien, Connecticut 06820 Attn: President General Counsel Facsimile: (203) 655-5079

With a copy to: (which shall not constitute notice)	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Attention: Jeffrey R. Poss, Esq. Facsimile: (212) 728-8111

or to such other address as any party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section 8.1.

Section 8.2 Amendments.

The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by the Purchaser and the Seller.

Section 8.3 Assignment and Parties in Interest.

(a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated (by operation of law or otherwise) by either party hereto except with the prior written consent of the other party hereto; provided, however, that (i) prior to or after the Closing, the Purchaser may assign all of its rights hereunder to any Affiliate of the Purchaser, provided that no such assignment shall relieve the Purchaser of its obligations hereunder, (ii) the Purchaser (or the assignee pursuant to clause (i)) has a one-time right to assign all of its rights hereunder to any other Person which acquires all or substantially all of the assets of, or equity interest in, the Purchaser and (iii) the Purchaser shall have the unrestricted right to assign this Agreement and/or to delegate all or any part of its obligations hereunder to any party providing financing in connection with the transactions contemplated hereby for collateral security purposes, but in such event the Purchaser shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement.

(b) Except as provided in Article VII, this Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

Section 8.4 Announcements.

All press releases, notices to customers and suppliers and similar public announcements prior to or within five (5) days after the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both the Purchaser and the

Seller prior to the issuance thereof, such approval not to be unreasonably withheld or delayed; provided that (i) any party may make any public disclosure it believes in good faith upon advice of counsel to be required by law, regulation or rule of the Securities and Exchange Commission or any stock exchange on which its securities are traded (in which case the disclosing party shall use reasonable efforts to advise the opposing party or parties prior to making such disclosure and to provide such opposing parties a reasonable opportunity to review the proposed disclosure) and (ii) the foregoing shall not preclude the Seller or the Purchaser from making such limited disclosures to third parties as are required to consummate the transactions contemplated hereby so long as the disclosing party advises such third party of the confidential nature of the transaction.

Section 8.5 Expenses.

Except as expressly set forth in this Agreement, each party to this Agreement shall bear all of its legal, accounting, investment banking, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

Section 8.6 Entire Agreement.

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 8.7 Descriptive Headings.

The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 8.8 Counterparts.

For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

Section 8.9 Governing Law; Jurisdiction.

(a) This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of Delaware applicable to contracts made and performed therein without regard to principles of conflicts of law.

(b) Any legal action or proceeding with respect to this Agreement shall be brought in the courts of Delaware or of the United States of America, and, by execution and delivery of this Agreement, the parties hereto hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(c) Both parties waive their right to jury trial in any dispute relating to this Agreement or any of the Transaction Documents.

Section 8.10 Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) including means “including but not limited to”; (c) “or” is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; and (e) “$” means the currency of the United States of America.

Section 8.11 Severability.

In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

SELLER:

JUPITERMEDIA CORPORATION

By: /s/ Christopher S. Cardell

      Name: Christopher S. Cardell

      Title: President and Chief Operating Officer

INTERNET.COM LIMITED

By: /s/ Christopher J. Baudouin

      Name: Christopher J. Baudouin

      Title: Director

JUPITERMEDIA GMBH

By: /s/ Christopher S. Cardell

      Name: Christopher S. Cardell

      Title: President and COO

PURCHASER:	JUPITERRESEARCH, LLC By: /s/ Andrew Jacobson Name: Andrew Jacobson Title: Vice President

The undersigned has executed this Agreement for the limited purpose of, and hereby agrees to be bound and abide by the terms of Section 5.4(d) of this Agreement:

JUPITERKAGAN, INC. By: /s/ Andrew Jacobson Name: Andrew Jacobson Title: Vice President